UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Applebee’s International, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Applebee’s International, Inc.
4551 W. 107th Street
Overland Park, KS 66207

April 9, 2007

Dear Stockholder:

The Applebee’s 2007 Annual Meeting of Stockholders will be held on May 25, 2007, at 9:00 a.m., CDT, at the Ritz Charles Conference Facility, which is located at 9000 West 137th Street, Overland Park, Kansas 66221. We look forward to your attendance either in person or by proxy. The Notice of Annual Meeting of Stockholders, Proxy Statement and WHITE proxy card from Applebee’s Board of Directors are enclosed.

Details of the business to be conducted at the Annual Meeting are provided in the enclosed Notice of Annual Meeting of Stockholders and Proxy Statement.

As an Applebee’s stockholder, your vote is more important than ever in 2007. Each share of Applebee’s stock that you own represents one vote. If you do not vote your shares, you will not have a say in the important issues to be voted on at the Annual Meeting. I urge you to promptly vote and submit your proxy by phone, via the Internet, or by signing, dating and returning the enclosed WHITE proxy card. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy.

Breeden Partners L.P. has provided notice that it intends to solicit proxies for and nominate at the Annual Meeting its own slate of four nominees for election as directors. Your Board of Directors believes this is not in your best interest. Your Board urges you not to sign or return any proxy card that you may receive from Breeden Partners L.P. and only execute and return the WHITE proxy card you receive from the Company voting for each of the Board’s nominees.

If you have any questions about voting your shares or the matters to be considered at the Annual Meeting, please contact the firm assisting us with the solicitation of proxies, Innisfree M&A Incorporated, toll-free at 1 (877) 825-8631.

Sincerely yours,

Lloyd L. Hill
Chairman of the Board
Applebee’s International, Inc.

APPLEBEE’S INTERNATIONAL, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 25, 2007

Dear Stockholder:

It is my pleasure to invite you to the 2007 Annual Meeting of Stockholders for Applebee’s International, Inc. We will hold the meeting on May 25, 2007, at 9:00 a.m., CDT, at the Ritz Charles Conference Facility, which is located at 9000 West 137th Street, Overland Park, KS 66221.

At the meeting, we will:

1.	Elect four directors;

2.	Approve an amendment to the Applebee’s International, Inc. Employee Stock Purchase Plan, as amended;

3.	Ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm (the “Auditors”) for the 2007 fiscal year; and

4.	Transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

We have attached a Proxy Statement to this notice that more fully describes each of these items of business.

Your Board of Directors has chosen March 26, 2007, as the date used to determine the stockholders who will be able to attend and vote at the Annual Meeting. If you owned stock in Applebee’s International, Inc. at the close of business on that date, you are cordially invited to attend the Annual Meeting. Seating at the meeting will be limited to Applebee’s stockholders, proxy holders, and invited guests of the Company. If you are a stockholder of record in your own name, please bring photo identification to the Annual Meeting. If you hold shares through a bank, broker or other third party, please bring photo identification and a current brokerage statement. Cameras, recording equipment and other electronic devices will not be permitted at the meeting.

Your vote is important. If you decide not to attend the Annual Meeting in person, you may vote on these proposals by proxy. To do so, please complete, date, sign, and return the enclosed WHITE proxy card promptly. We have enclosed a postage-prepaid envelope to expedite the return of your completed WHITE proxy card. You may also vote by telephone or over the Internet as indicated on the WHITE proxy card instructions. If you have voted by mail or by telephone or over the Internet and later decide to attend the Annual Meeting, you may come to the meeting and vote in person.

Breeden Partners L.P. (“Breeden”) has provided notice that it intends to solicit proxies for and nominate at the Annual Meeting its own slate of four nominees for election as directors. We do not believe this is in your best interest. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR ELECTION OF EACH OF THE BOARD’S NOMINEES ON THE ENCLOSED WHITE PROXY CARD. WE URGE YOU NOT TO VOTE FOR ANY INDIVIDUALS THAT MAY BE NOMINATED BY BREEDEN AND TO NOT SIGN OR RETURN ANY PROXY CARD YOU MAY RECEIVE FROM BREEDEN.

The names of stockholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting and for ten days prior to the Annual Meeting for any purpose germane to the Annual Meeting, between the hours of 8:45 a.m. and 4:30 p.m., at our principal executive offices at 4551 W. 107th Street, Overland Park, Kansas 66207, by contacting the Secretary of the Company.

We look forward to seeing you at the meeting.

By Order of the Board of Directors

Rebecca R. Tilden, Secretary

Overland Park, Kansas
April 9, 2007

APPLEBEE’S INTERNATIONAL, INC.
PROXY STATEMENT

APPLEBEE’S INTERNATIONAL, INC

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

Why did you send this Proxy Statement to me?

The Board of Directors of Applebee’s International, Inc. (sometimes referred to herein as “Applebee’s,” “we,” “us,” “our,” or the “Company”) is soliciting the enclosed proxy to be used at the Annual Meeting of Stockholders on May 25, 2007, at 9:00 a.m., CDT, and at any adjournment or postponement of that meeting. The meeting will be held at the Ritz Charles Conference Facility, which is located at 9000 West 137th Street, Overland Park, KS 66221.

The purpose of the meeting is to:

•	Elect four directors;

•	Approve an amendment to the Applebee’s International, Inc. Employee Stock Purchase Plan, as amended;

•	Ratify the selection of Deloitte & Touche LLP as our Auditors for the 2007 fiscal year; and

•	Transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

We mailed this Proxy Statement and the accompanying WHITE proxy card on or about April 9, 2007, to all stockholders entitled to vote at the Annual Meeting.

How many votes do I have?

If we had your name on record as owning stock in Applebee’s International, Inc. at the close of business on March 26, 2007, then you are entitled to vote at the Annual Meeting. You are entitled to one vote for each share of Applebee’s common stock you owned as of that date. At the close of business on March 26, 2007, 74,555,997 shares of the Company’s common stock were outstanding and eligible to vote.

How do I vote by proxy?

Whether you plan to attend the Annual Meeting or not, we encourage you to complete, sign, date, and return the enclosed WHITE proxy card. We have enclosed a postage-prepaid envelope for your convenience. You may also submit your proxy by telephone or over the Internet as indicated on the WHITE proxy card instructions. Submitting your proxy by returning the enclosed WHITE proxy card, or by telephone or over the Internet, will not affect your right to attend the Annual Meeting and vote in person.

What should I do if I receive a proxy card from Breeden?

Breeden may solicit proxies. DO NOT SIGN OR RETURN ANY PROXY CARD FURNISHED BY BREEDEN. Even a vote against Breeden’s nominees on their card will cancel any previous proxy given to the Company. If you have already sent a proxy card to Breeden, you may revoke it and provide your support to the Board’s four nominees by signing, dating and returning the enclosed WHITE proxy card. Only your latest dated proxy will count.

How do I attend the Annual Meeting in person?

Seating at the Annual Meeting will be strictly limited to Applebee’s stockholders or their proxyholders and our invited guests. If you are a holder of record in your own name, please bring photo identification to the Annual Meeting. If you hold shares through a bank, broker or other third party, please bring photo identification and a current brokerage statement. Cameras, recording equipment and other electronic devices will not be permitted at the meeting. The Annual Meeting will begin promptly at 9:00 a.m., CDT, so please plan to arrive sufficiently early to make certain that you are admitted before the meeting begins.

May I revoke my proxy?

You may change your vote or revoke your proxy any time before the Annual Meeting by:

•	Returning another proxy card with a later date;

•	Sending written notification of revocation to the Corporate Secretary at our principal executive offices at 4551 W. 107th Street, Overland Park, Kansas 66207;

•	Submitting a later proxy by telephone or over the Internet; or

•	Attending the Annual Meeting and voting in person.

Who pays for the solicitation of proxies and how are they solicited?

Applebee’s pays the entire cost of the solicitation of these proxies. This includes preparation, assembly, printing, and mailing of this Proxy Statement and any other information we send to stockholders. We have hired Innisfree M&A Incorporated to distribute and solicit proxies. We will pay them a retainer fee of $50,000, plus reasonable expenses, for these services. As a result of the proxy contest threatened by Breeden, we will incur substantial additional costs, including an additional amount of $350,000, plus any additional expenses, that we will pay Innisfree for assistance in the proxy contest. In addition, directors, officers, or other regular employees of Applebee’s may contact you personally. We will not pay directors, officers, or other regular employees any additional compensation for their proxy solicitation efforts.

Can I vote if my shares are held in “street name”?

If the shares you own are held in “street name” by a bank or brokerage firm, your bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to direct the voting of your shares, you will need to follow the directions your bank or brokerage firm provides you. If you do not give instructions to your bank or brokerage firm, it will still be able to vote your shares with respect to certain “routine” items, but will not be allowed to vote your shares with respect to certain “non-routine” items. In the case of non-routine items, the shares will be treated as “broker non-votes.” To be able to vote your shares held in street name in person at the meeting, you will need to obtain a proxy from the holder of record. Proposals 1 and 2 are non-routine and Proposal 3 is routine.

What constitutes a quorum?

In order for business to be conducted at the meeting, a quorum must be present. A quorum consists of the holders of a majority of the shares of common stock issued, outstanding and entitled to vote at the meeting. For purposes of the 2007 Annual Meeting, the holders of 37,277,999 shares will be required for a quorum. Shares of common stock represented at the meeting in person or by proxy (including broker non-votes and shares that abstain or do not vote with respect to one or more of the matters to be voted upon) will be counted for the purpose of determining whether a quorum exists. If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

What vote is required to approve each proposal?

•	Proposal 1: Elect Four Directors
A plurality of the votes cast is required for the election of directors. This means that the four nominees for director who receive the most votes will be elected. As a result, abstentions or “withheld” votes will have no effect on the election of directors.

•	Proposal 2: Approve the amendment to Applebee’s International, Inc. Employee Stock Purchase Plan, as amended
To approve this proposal, the votes cast in favor of this proposal by stockholders present in person or represented by proxy and entitled to vote on the proposal must exceed the votes cast against this proposal by such stockholders. Abstentions and, if applicable, broker non-votes, are not counted as votes “for” or “against” this proposal, and, therefore, have no effect on this proposal.

•	Proposal 3: Ratify Selection of Auditors for the 2007 Fiscal Year
To approve this proposal, the votes cast in favor of this proposal by stockholders present in person or represented by proxy and entitled to vote on the proposal must exceed the votes cast against this proposal by such stockholders. Abstentions and, if applicable, broker non-votes are not counted as votes “for” or “against” this proposal, and, therefore, have no effect on this proposal.

How will my proxy get voted?

If you properly fill in and return the enclosed WHITE proxy card, or submit your proxy by telephone or over the Internet, the designated Proxies (the individuals named on your proxy card) will vote your shares as you have directed. If you sign the WHITE proxy card but do not make specific choices, the designated Proxies will vote your shares as recommended by the Board of Directors as follows:

•	“FOR” the election of the four nominees for director named in Proposal 1;

•	“FOR” approval of the amendment to the Applebee’s International, Inc. Employee Stock Purchase Plan, as amended; and

•	“FOR” ratification of Deloitte & Touche LLP as our Auditors for the 2007 fiscal year.

How will voting on “any other business” be conducted?

Although we do not know of any business to be considered at the Annual Meeting other than the proposals described in this Proxy Statement, if any additional business is presented at the Annual Meeting, your signed or electronically transmitted proxy card gives authority to the designated Proxies to vote on such matters in their discretion.

How do I submit a proposal for next year’s Annual Meeting or a nomination for the Board of Directors?

Under the rules of the Securities and Exchange Commission (“SEC”), if a stockholder wants us to include a proposal in our Proxy Statement and form of proxy for presentation at our 2008 Annual Meeting of Stockholders, the proposal must comply with SEC rules and must be received by us at our principal executive offices by December 11, 2007. The proposal should be sent to the attention of our Corporate Secretary.

If you have a proposal that you would like us to consider at the 2008 Annual Meeting of Stockholders, or if you would like to nominate at the 2008 Annual Meeting an individual for a position on our Board of Directors, our Bylaws require that you submit your proposal and/or nomination to the Corporate Secretary not more than 165 days nor less than 120 days prior to the date on which we mailed our proxy materials for the 2007 Annual Meeting, which for the 2008 Annual Meeting is between October 27, 2007 and December 11, 2007.

Proposals and nominations must be sent to the attention of the Corporate Secretary and (a) if sent by mail, mailed to our principal executive offices at 4551 W. 107th Street, Overland Park, Kansas 66207; (b) if sent by facsimile, faxed to (913) 341-1696; or (c) if sent by electronic mail, e-mailed to corporatesecretary@applebees.com. If you would like your proposal to be included in our Proxy Statement and proxy relating to that meeting, it must comply with the SEC rules and be submitted no later than December 11, 2007.

Nominations must include all information regarding the nominee(s) required by Regulation 14A under the Securities Exchange Act of 1934 (“Exchange Act”). All proposals and/or nominations must also include all other information required by our Bylaws. Please note that if our 2008 annual meeting will be held either 30 days or more before or after (not including meetings held later because of adjournment) the anniversary of the 2007 annual meeting, your notices for proposals or Board of Director nominations will still be considered timely if they are delivered not later than the close of business on the later of (a) the 60th day before the 2008 annual meeting and (b) the 10th day after our first public announcement of the date of the 2008 annual meeting.

We will not entertain any proposals or nominations that do not meet these requirements. If the stockholder does not also comply with certain SEC requirements we may exercise discretionary voting authority under proxies we solicit on any such stockholder proposal or nomination.

PROPOSAL 1

ELECTION OF FOUR DIRECTORS

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF
EACH COMPANY NOMINEE.

Your WHITE proxy card will be used to vote for the election of the Nominees named below unless you withhold the authority to do so when you send in your proxy. If any Nominee becomes unavailable for election, we will use your shares to vote for a substitute Nominee that we would propose. Each person nominated for election has consented to being named in this Proxy Statement and has agreed to serve if elected, and we have no reason to believe that any Nominee will be unable to serve. We have included additional information concerning our Nominees in the section below entitled Board Nominees and Incumbents.

BREEDEN PARTNERS L.P. HAS PROVIDED NOTICE THAT IT INTENDS TO SOLICIT PROXIES FOR AND NOMINATE AT THE ANNUAL MEETING ITS OWN SLATE OF FOUR NOMINEES FOR ELECTION AS DIRECTORS. YOUR BOARD OF DIRECTORS BELIEVES THIS IS NOT IN YOUR BEST INTEREST. THE BOARD OF DIRECTORS URGES YOU NOT TO VOTE FOR ANY INDIVIDUALS WHO MAY BE NOMINATED BY BREEDEN AND TO ONLY EXECUTE AND RETURN THE ENCLOSED WHITE PROXY CARD VOTING FOR THE NOMINEES SET FORTH BELOW.

Our Board of Directors has three classes. Directors in each class serve three-year terms. The Corporate Governance/Nominating Committee has recommended to the Board of Directors, and the Board of Directors has nominated for election by the stockholders, the four persons listed below, each of whom will, if elected, be considered Class III directors. If elected, each of the Nominees below will serve until the 2010 Annual Meeting of Stockholders or until his or her successor is elected and qualified. A director’s term may end sooner due to death, resignation or removal.

		Current Position	Director
Name	Age	With The Company	Since	Class

Jack P. Helms	54	Director	1994	III
Lloyd L. Hill	63	Director and Chairman of the Board	1989	III
Burton M. Sack	69	Director	1994	III
Michael A. Volkema	51	Director	2004	III

INFORMATION ABOUT THE BOARD OF DIRECTORS
AND EXECUTIVE AND OTHER SENIOR OFFICERS

Board Structure

The Board of Directors is divided into three classes. Directors in each class serve for three-year terms.

•	Class I	There are four Class I directors. They are Erline Belton, Gina R. Boswell, David L. Goebel, and Eric L. Hansen. Their terms expire at the 2008 Annual Meeting.
•	Class II	There are four Class II directors. They are Douglas R. Conant, D. Patrick Curran, Steven K. Lumpkin, and Rogelio Rebolledo. Their terms expire at the 2009 Annual Meeting.
•	Class III	There are four Class III directors. They are Jack P. Helms, Lloyd L. Hill, Burton M. Sack, and Michael A. Volkema. Their terms expire at the 2007 Annual Meeting and they have each been nominated for new three-year terms.

Board Nominees and Incumbents

Below, we have furnished information for each of the four persons being nominated for election as a Class III director to a new three-year term (“Nominees”). We have also furnished information for each person who is continuing as a Class I or Class II director (“Incumbents”).

ERLINE BELTON, age 63 (Incumbent — Class I term expiring in 2008). Ms. Belton became a director of the Company in September 1998. Since November 1991, Ms. Belton has served as President and Chief Executive Officer of The Lyceum Group, a human resource consulting firm located in Roxbury, Massachusetts. From April 1990 until September 1991, Ms. Belton served as Senior Vice President of Human Resources and Organizational Development for Progressive Insurance Companies in Cleveland, Ohio. She also served as International Human Relations Director, as well as several other human resources positions, with Digital Equipment Corporation from 1978 through April 1990. Ms. Belton serves as Chair of a sub-committee of the Executive Compensation Committee and as a member of the Executive Compensation Committee and the Corporate Governance/Nominating Committee.

GINA R. BOSWELL, age 44 (Incumbent — Class I term expiring in 2008). Ms. Boswell became a director of the Company in October 2005. Ms. Boswell joined Avon Products, Inc. in 2003 as Senior Vice President of Corporate Strategy and Business Development and was named to the position of Senior Vice President and Chief Operating Officer for Avon North America in February 2005. Ms. Boswell joined Ford Motor Company in 1999 to serve as Vice President, CRM/Consumer eBusiness. In 2001, she was appointed Director of Vehicle Personalization and in 2002 was appointed Director of Business Strategy, with responsibility for the business strategy for Ford’s global enterprise. Ms. Boswell served as Vice President, Investor Relations from 1995 to 1997 and Vice President of New Business Development from 1997 to 1999 for The Estee Lauder Companies, Inc. She also serves as a member of the Board of Directors of Manpower, Inc. Ms. Boswell serves as a member of the Corporate Governance/Nominating Committee.

DOUGLAS R. CONANT, age 55 (Incumbent — Class II term expiring in 2009). Mr. Conant became a director of the Company in December 1999. In January 2001, Mr. Conant joined Campbell Soup Company as President and Chief Executive Officer and was elected to their Board of Directors. He was President of Nabisco Foods Company, a subsidiary of Nabisco Group Holdings Corp., from July 1995 until January 2001. He had been with Nabisco since 1991, having served in a number of other executive positions. Prior to joining Nabisco, Mr. Conant spent more than 16 years with the General Mills and Kraft Foods organizations in a variety of senior strategic and marketing management positions. Mr. Conant serves as Chair of the Executive Compensation Committee.

D. PATRICK CURRAN, age 62 (Incumbent — Class II term expiring in 2009). Mr. Curran became a director of the Company in November 1992. He has served as Chief Executive Officer of the Curran Companies in North Kansas City, Missouri since August 1979, and as Chairman of Cook Composites and Polymers, a joint venture with Total Petroleum Corp. (France), since its formation in 1990. Mr. Curran serves as a member of the Audit Committee.

DAVID L. GOEBEL, age 56 (Incumbent — Class I term expiring in 2008). Mr. Goebel was employed by Applebee’s in February 2001 as Senior Vice President of Franchise Operations and was promoted to Executive Vice President of Operations in December 2002. In January 2004, Mr. Goebel was promoted to Chief Operating Officer. In January 2005, he was also named President. In January 2006, Mr. Goebel was named to the Board of Directors and he assumed additional responsibilities including serving as principal executive officer. In September 2006, Mr. Goebel was promoted from Chief Operating Officer to Chief Executive Officer and retained his title as President. Prior to joining Applebee’s, Mr. Goebel headed a management company that provided consulting and strategic planning services to various businesses from April 1998 to February 2001. Prior to 1998, he was a franchise principal with an early developer group of the Boston Market concept. Mr. Goebel’s business experience also includes positions as Vice President of Business Development for Rent-a-Center (a subsidiary of Thorn, EMI) and Vice President of Operations for Ground Round restaurants.

ERIC L. HANSEN, age 58 (Incumbent — Class I term expiring in 2008). Mr. Hansen became a director of the Company in January 1991. He is presently a shareholder in the Kansas City law firm of Holman, Hansen & Colville, P.C., a professional association. From September 1984 to December 1990, he served as a tax partner at Deloitte & Touche LLP, and from September 1974 to September 1984, he was a certified public accountant with Deloitte & Touche LLP. Mr. Hansen serves as Chair of the Audit Committee and as a member of the Corporate Governance/Nominating Committee.

JACK P. HELMS, age 54 (Nominee — Class III term expiring in 2007). Mr. Helms became a director of the Company in March 1994. He is presently a principal and shareholder in the investment banking firm of Goldsmith,

Agio, Helms and Company in Minneapolis, Minnesota. From May 1978 to January 1986, Mr. Helms was an attorney in the law firm of Fredrikson & Byron, P.A. in Minneapolis, Minnesota. Mr. Helms serves as a member of the Audit Committee and as Chair of the Corporate Governance/Nominating Committee.

LLOYD L. HILL, age 63 (Nominee — Class III term expiring in 2007). Mr. Hill became a director of the Company in August 1989 and was appointed Executive Vice President and Chief Operating Officer of the Company in January 1994. In December 1994, he assumed the role of President in addition to his role as Chief Operating Officer. Effective January 1, 1997, Mr. Hill assumed the role of Co-Chief Executive Officer. In January 1998, Mr. Hill assumed the full duties of Chief Executive Officer. In May 2000, Mr. Hill was elected Chairman of the Board of Directors. In September 2006, Mr. Hill retired as Chief Executive Officer. Mr. Hill continues to serve as the Chairman of the Board of Directors. Prior to joining Applebee’s, he served as President of Kimberly Quality Care, a home health care and nurse personnel staffing company, from December 1989 to December 1993, where he also served as a director from 1988 to 1993, having joined that organization in 1980.

STEVEN K. LUMPKIN, age 52 (Incumbent — Class II term expiring in 2009). Mr. Lumpkin became a director of the Company in January 2004. He was employed by the Company in May 1995 as Vice President of Administration. In January 1996, he was promoted to Senior Vice President of Administration. In November 1997, he assumed the position of Senior Vice President of Strategic Development and in January 1998 was promoted to Executive Vice President of Strategic Development. He was named Chief Development Officer in March 2001. In March 2002, Mr. Lumpkin assumed the position of Chief Financial Officer and Treasurer. Prior to joining Applebee’s, Mr. Lumpkin was a Senior Vice President of a division of the Olsten Corporation, Kimberly Quality Care, from July 1993 until January 1995. From June 1990 until July 1993, Mr. Lumpkin was an Executive Vice President and a member of the Board of Directors of Kimberly Quality Care. From January 1978 until June 1990, Mr. Lumpkin was employed by Price Waterhouse LLP, where he served as a management consulting partner and certified public accountant.

ROGELIO REBOLLEDO, age 62 (Incumbent — Class II term expiring in 2009). Mr. Rebolledo became a director of the Company in May 2006. Mr. Rebolledo was appointed President and Chief Executive Officer of Pepsi Bottling Group Mexico in January 2004 and elected to Pepsi Bottling Group’s Board in May 2004. From 2000 to 2003, Mr. Rebolledo was President and Chief Executive Officer of Frito-Lay International (“FLI”), a subsidiary of PepsiCo, Inc., operating in Latin America, Asia Pacific, Australia, Europe, Middle East and Africa. From 1997 to 2000, Mr. Rebolledo was the President of the Latin America/Asia Pacific region for FLI. Mr. Rebolledo joined PepsiCo, Inc. in 1976 and held several senior positions including serving as President and Chief Executive Officer of the Latin America Region of PepsiCo Foods International and President of the Sabritas, Gamesa, Brazil and Spain PFI operations. He also serves as a member of the Board of Directors of Best Buy Corporation. Mr. Rebolledo serves as a member of the Audit Committee.

BURTON M. SACK, age 69 (Nominee — Class III term expiring in 2007). Mr. Sack became a director and was appointed an Executive Vice President of the Company in October 1994. He was the principal shareholder, a director and the President of Pub Ventures of New England, Inc., a former franchisee that was acquired by the Company in October 1994. In January 1996, Mr. Sack was appointed Executive Vice President of New Business Development with responsibility for international franchising. Mr. Sack retired as an officer of the Company at the end of the 1997 fiscal year, but continues to serve as a director. Mr. Sack is a private investor and is a past Chairman and officer of the National Restaurant Association. Mr. Sack serves as a member of the Executive Compensation Committee and the Corporate Governance/Nominating Committee.

MICHAEL A. VOLKEMA, age 51 (Nominee — Class III term expiring in 2007). Mr. Volkema has been a director since 2004. Since 1995, he has been employed by Herman Miller, Inc., a furniture manufacturer, in various executive positions, including as Chief Executive Officer and Chairman of the Board. Currently, Mr. Volkema serves as Chairman of the Board of Herman Miller, Inc. From 1994 to 1995, he was a consultant to Herman Miller, Inc. and later served as President and Chief Executive Officer of Coro, Inc. From 1993 to 1994, Mr. Volkema was Chairman of the Board for Meridian, Inc. Both Meridian, Inc. and Coro, Inc., are wholly-owned subsidiaries of Herman Miller, Inc. He also serves as a member of the Board of Directors of Wolverine World Wide, Inc. Mr. Volkema serves as a member of the Audit Committee and the Executive Compensation Committee.

Corporate Governance

Board of Directors

The Board provides oversight with respect to our overall performance, strategic direction and key corporate policies. It approves major initiatives, advises on key financial and business objectives, and monitors progress with respect to these matters. The Board is kept informed by various reports provided to it on a regular basis, including reports made at Board and Committee meetings by our management. The Board has three standing Committees, the principal responsibilities of which are described below.

A director is independent if, in the opinion of the Board, he or she has no relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and otherwise satisfies the independence requirements of the applicable Nasdaq listing standards and SEC rules. The Board of Directors has reviewed the independence of its current non-employee directors and nominees and found that, except for Mr. Hill, each of them is independent.

In determining independence, the Board of Directors discusses relevant business relationships between the Company and any companies with which the director is affiliated, any social or charitable organizations that the Company, executives or directors may have relationships with and any other material business relationships. There were no relationships that required any disclosure in this Proxy Statement or that the Board determined had an impact on the independence of any of the directors.

During 2006, the Board of Directors held six meetings. During 2006, each director attended at least 75% of the aggregate of the total number of Board meetings and meetings of the committees on which he or she serves.

The Company publishes in this Proxy Statement and our SEC filings the names of its directors, any of whom may be contacted in writing in care of the Company at our principal executive offices. Written communication addressed to the Board in general is reviewed by the Chairman for appropriate handling. Written communication addressed to an individual Board member is forwarded to that person directly.

The Company expects its Board members to attend the Annual Meeting of Stockholders and schedules Board and Committee meetings to coincide with the stockholder meeting to facilitate this. All of the then-current directors attended the 2006 Annual Meeting of Stockholders.

Audit Committee

The Audit Committee, acting pursuant to its written charter, assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. It engages the Company’s independent registered public accounting firm, reviews and approves services performed by such accountants, reviews and evaluates the Company’s accounting system and its system of internal controls, and performs other related duties delegated to the Audit Committee by the Board of Directors as set forth in its charter. The Audit Committee Charter is attached hereto as Appendix A and is available on our website at www.applebees.com under the Investors section and Corporate Governance tab. The charter was revised in December 2006.

The Audit Committee consists of the following directors, each of whom the Board has determined is independent under the applicable Nasdaq listing standards and SEC rules: Mr. Curran, Mr. Hansen, Chair, Mr. Helms, Mr. Rebolledo and Mr. Volkema. The Board of Directors has determined that Mr. Hansen is an “audit committee financial expert” as defined in Item 407(d)(5) of SEC Regulation S-K. During 2006, the Audit Committee met ten times.

Executive Compensation Committee

The Executive Compensation Committee, acting pursuant to its written charter, is responsible for setting executive compensation levels, bonus plan participation and target levels and executive and overall compensation policies. It also reviews and approves the various executive benefit plans and makes awards under the Company’s equity plans and performs such other duties delegated to it by the Board of Directors as set forth in its charter. The charter is available on our website at www.applebees.com under the Investors section and Corporate Governance tab. The Executive Compensation Committee may delegate executive compensation decisions to subcommittees except for awards of equity compensation. See Compensation Discussion and Analysis for additional discussion on the process and procedures of the Executive Compensation Committee. Except for the compensation paid to the non-executive Chairman, non-employee director compensation is determined by the Corporate Governance/Nominating Committee. See Director Compensation below for discussion on how director compensation is determined.

The Executive Compensation Committee has retained Hay Group (“Hay”) as compensation consultants to the Committee. The Executive Compensation Committee requests Hay to provide it with certain information related to the Company’s compensation practices and peer group comparisons. During its review of executive officer compensation, the Committee considers the information it receives from Hay together with management recommendations. The Committee determines the scope of the engagement of Hay, and approves any compensation paid to Hay. Members of management interact with Hay as necessary to provide them with information concerning the Company. See Compensation Discussion and Analysis for additional discussion of Hay and their role with the Executive Compensation Committee and Executive Compensation Committee procedures.

The Executive Compensation Committee consists of the following directors, each of whom the Board has determined is independent under the applicable Nasdaq listing standards and SEC rules: Ms. Belton, Mr. Conant, Chair, Mr. Sack and Mr. Volkema. Ms. Belton is Chair of a sub-committee of the Executive Compensation Committee that is responsible for conducting the annual CEO performance review. During 2006, the Executive Compensation Committee met five times.

Corporate Governance/Nominating Committee

The Corporate Governance/Nominating Committee, acting pursuant to its written charter, reviews corporate and board governance matters and evaluates and recommends candidates for nomination to the Board of Directors. Except compensation for Mr. Hill’s service as non-executive Chairman, which is set by the Executive Compensation Committee, the Corporate Governance/Nominating Committee determines and approves non-employee director compensation and recommends this to the Board for approval and ratification. See Director Compensation below for a discussion on how director compensation is determined. The Committee is responsible for reviewing any stockholder proposals to nominate Board candidates. The Committee also performs an annual assessment of the Board’s performance and periodically assesses each director’s performance. The Corporate Governance/Nominating Committee consists of the following directors, each of whom the Board has determined is independent under the applicable Nasdaq listing standards and SEC rules: Ms. Belton, Ms. Boswell, Mr. Hansen, Mr. Helms, Chair and Mr. Sack. The Corporate Governance/Nominating Committee Charter is available on our website at www.applebees.com under the Investors section and Corporate Governance tab. During 2006, the Corporate Governance/Nominating Committee met four times.

Annually, the Corporate Governance/Nominating Committee follows a process designed to consider the re-election of existing directors and seek individuals qualified to become new board members for recommendation to the Board to fill any vacancies. The Corporate Governance/Nominating Committee believes that having directors with relevant experience in business and industry, finance and other areas is beneficial to the Board as a whole. Directors with such backgrounds can provide a useful perspective on significant risks and competitive advantages and an understanding of the challenges the Company faces. The Corporate Governance/Nominating Committee monitors the mix of skills and experience of directors and committee members to assess whether the Board has the appropriate tools to perform its oversight function effectively.

With respect to nominating existing directors, the Corporate Governance/Nominating Committee reviews relevant information available to it, including the latest Board evaluations for such persons, and assesses their continued ability and willingness to serve as a director. The Corporate Governance/Nominating Committee also assesses each person’s contribution in light of the mix of skills and experience the Corporate Governance/Nominating Committee deems appropriate for the Board.

With respect to considering nominations of new directors when the opportunity arises, the Corporate Governance/Nominating Committee conducts a thorough search to identify candidates based upon criteria the Corporate Governance/Nominating Committee deems appropriate and considers the mix of skills and experience necessary to complement existing Board members. The Corporate Governance/Nominating Committee then reviews selected candidates and makes a recommendation to the Board. The Corporate Governance/Nominating Committee may seek input from other Board members or senior management in identifying candidates.

Stockholders may submit persons to be considered for nomination, and the Corporate Governance/Nominating Committee will consider such persons in the same way it evaluates other individuals for nomination as a new director. Nominations or requests for nominations must be submitted to the Corporate Governance/Nominating Committee in the same time frames and with the same information as required by our Bylaws for a nomination by a stockholder at an annual meeting. See “How do I submit a proposal for next year’s Annual Meeting or a nomination for the Board of Directors?” in the Questions and Answers About the Meeting and Voting section above for an additional discussion of the Bylaw provisions.

Corporate Governance Principles

The Corporate Governance/Nominating Committee has developed, and the Board has adopted, certain corporate governance principles designed to formalize several existing practices and enhance governance efficiency and effectiveness. Among other things, these principles:

•	prohibit Board members from serving on more than two other boards of public companies, unless the Board determines this service will not materially impact service to the Company;

•	prohibit director nomination for election after the age of 75;

•	direct periodic Board self-evaluation through the Corporate Governance/Nominating Committee;

•	require the CEO to review succession planning on an annual basis with the Executive Compensation Committee and the Board;

•	authorize separate meeting time for independent directors at all regularly scheduled Board meetings;

•	authorize the Board and all committees to hire their own advisors;

•	require directors who change job responsibilities to offer to resign from the Board, if the Board deems it appropriate; and

•	set certain stock ownership guidelines for outside directors.

Our corporate governance principles and our Code of Conduct are available on our website at www.applebees.com under the Investors section and Corporate Governance tab.

Compensation Committee Interlocks and Insider Participation

During fiscal 2006, none of our executive officers served on the board of directors of any entities whose directors or officers served on our Executive Compensation Committee. Except for Mr. Sack, who served as an officer of the Company from 1994 to 1997, no current or past officers or employees of the Company serve on our Executive Compensation Committee. The following directors served as members of the Executive Compensation Committee during 2006: Ms. Belton, Mr. Conant, Mr. Sack and Mr. Volkema.

Director Compensation

Non-employee directors are paid through a cash retainer (which can be exchanged for stock options) and equity grants, that can be restricted shares and/or stock appreciation rights. Employee directors do not receive any compensation for their service on the Board. For director compensation purposes, Ms. Belton, Ms. Boswell, Mr. Conant, Mr. Curran, Mr. Hansen, Mr. Helms, Mr. Rebolledo, Mr. Sack and Mr. Volkema were considered “non-employee directors” throughout 2006. During 2006, Mr. Goebel and Mr. Lumpkin were “employee directors.” Through September 4, 2006, the effective date of Mr. Hill’s retirement as Chief Executive Officer, Mr. Hill was an “employee director.” Beginning September 5, 2006, Mr. Hill was considered a “non-employee director.”

In 2006, each non-employee director, except for Mr. Rebolledo and Mr. Hill, received an annual cash retainer of $35,000 for service as a director, including participation on the three standing committees. Committee and sub-committee Chairs received an additional $10,000 annually, except for the Audit Committee Chair and the Executive Compensation sub-committee Chair, each of whom received $15,000 annually. Mr. Rebolledo received a pro rata share of the annual cash retainer from his appointment date. Compensation, if any, for service on special committees is determined by the Board at the time of establishment of the special committee.

For his services as non-executive Chairman of the Board, beginning September 5, 2006, Mr. Hill received the following annual compensation: cash compensation of $292,500; personal use of the Company airplane in the amount of $45,000, computed using the incremental cost method; $2,500 cash allowance for a physical; and approximately 10 hours per week of administrative assistance. Effective March 1, 2007, personal use of the Company airplane was eliminated and Mr. Hill’s cash compensation was increased accordingly. Mr. Hill’s compensation was determined based upon a peer group analysis provided by Hay and approved by the Executive Compensation Committee. In 2006, Mr. Hill received a pro rata portion of these amounts. Mr. Hill has reimbursed the Company for any personal use of the Company airplane in 2006 that exceeded the annual amount of $45,000.

The Amended and Restated 1995 Equity Incentive Plan (“1995 Plan”) also permits non-employee directors to elect to have their annual cash retainer paid by the grant of stock options. If, on or before December 15th, a non-employee director elects to receive stock options in lieu of all or a portion of his or her cash retainer for the following year, the director will receive in the following January an option to purchase the number of shares equal to the cash amount foregone divided by three-tenths of the exercise price, rounded to the next higher multiple of ten. For example, a non-employee director electing to forego $35,000 of retainer, assuming a share price of $30.00, would receive an option to buy 3,890 shares at $30.00 per share. In 2005, Mr. Conant and Mr. Sack elected to receive all of their cash retainer for 2006 in stock options and, accordingly, in January of 2006, received 5,130 options each.

Cash compensation paid and stock appreciation rights (“SARs”) and restricted stock granted to Mr. Goebel, Mr. Hill and Mr. Lumpkin for services rendered to the Company as an employee in fiscal 2006 are shown in the Summary Compensation Table.

In December 2005, the Board, upon the approval and recommendation of the Corporate Governance/Nominating Committee, approved, pursuant to Section 9.1(a) of the 1995 Plan, the amount and mix of cash and equity compensation to be paid to the Company’s non-employee directors for their services to the Company in 2006. The total annual compensation, valued at $171,000, provided overall compensation equal to the 75th percentile of non-employee director compensation paid by a selected peer group of public companies. As discussed above, each non-employee director received $35,000 of this amount in cash as an annual retainer and could elect to receive all or a portion of this retainer in stock options. The remaining $136,000 in value of annual compensation was paid in stock options or a combination of stock options and restricted stock. The number of stock options or restricted stock equal to $136,000 in value is determined by using the Black-Scholes methodology. A director may elect to take the restricted stock in the form of stock options at a rate of one share of restricted stock per option to purchase three shares of stock. In 2006, Ms. Belton, Mr. Conant, Mr. Curran, Mr. Rebolledo, Mr. Sack and Mr. Volkema elected to receive stock options.

Although Hay determined for 2007 that $171,000 provided overall compensation that was below the 75th percentile of the selected peer groups of public companies, the Board determined that director compensation levels for 2007 will be the same as they were in 2006.

2006 Director Compensation Table

The following table sets forth the compensation paid to our non-employee directors in 2006. Mr. Hill was an employee director through September 4, 2006, the effective date of his retirement. Beginning September 5, 2006, Mr. Hill was a non-employee director. Please see the footnotes to the Summary Compensation Table for a description of the compensation received by Mr. Hill for his service as a non-employee director in 2006.

					Change in
					Pension
					Value and
	Fees				Nonqualified
	Earned or			Non-Equity	Deferred
	Paid in	Stock	Option	Incentive Plan	Compensation	All Other
Name	Cash	Awards(1)	Awards(2)	Compensation	Earnings	Compensation	Total

Erline Belton	$50,000	—	$91,994	—	—	—	$141,994
Gina R. Boswell	35,000	$112,165	65,766	—	—	—	212,931
Douglas R. Conant	10,000	1,796	124,465	—	—	—	136,261
D. Patrick Curran	35,000	—	91,994	—	—	—	126,994
Eric L. Hansen	50,000	65,028	36,400	—	—	—	151,428
Jack P. Helms	45,000	63,232	38,009	—	—	—	146,241
Rogelio Rebolledo	22,534	—	60,596	—	—	—	83,130
Burton M. Sack	—	—	126,169	—	—	—	126,169
Michael A. Volkema	35,000	1,796	90,385	—	—	—	127,181

(1)	The amounts shown in this column represent restricted stock grants under our 1995 Plan. The restricted stock vests one year from the date of grant. This column reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with SFAS 123(R) (excluding estimated forfeitures) and includes amounts from awards granted in and prior to 2006. Assumptions used in the calculations of these amounts are included in note 3 to our audited financial statements for the fiscal year ended December 31, 2006 included in our Annual Report on Form 10-K filed with the SEC on March 1, 2007. There were no forfeitures during the year by these persons. The table below sets forth the grant date fair value of restricted stock awards in 2006, the number of restricted shares awarded in 2006 and the aggregate number of shares of restricted stock held at the end of 2006.

			Aggregate
	2006	2006	Number of Shares
	Awards Grant	Restricted	of Restricted
Name	Date Fair Value	Stock Granted	Stock at Year End

Ms. Belton	—	—	—
Ms. Boswell	$63,756	2,800	2,800
Mr. Conant	—	—	—
Mr. Curran	—	—	—
Mr. Hansen	63,756	2,800	2,800
Mr. Helms	63,756	2,800	2,800
Mr. Rebolledo	—	—	—
Mr. Sack	—	—	—
Mr. Volkema	—	—	—

(2)	The amounts in this column represent stock option grants under our 1995 Plan. The stock options vest in full one year from the date of grant. This column reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with SFAS 123(R) (excluding estimated forfeitures) and includes amounts from awards granted in and prior to 2006. Assumptions used in the calculations of these amounts are included in note 3 to our audited financial statements for the fiscal year ended December 31, 2006 included in our Annual Report on Form 10-K filed with the SEC on March 1, 2007. There were no forfeitures during the year by these persons. The table below sets forth the grant date fair value of stock option awards in 2006, the number of stock options awarded in 2006 and the aggregate number of shares underlying stock options held at the end of 2006.

			Aggregate
			Number of Shares
	2006	2006	Underlying
	Awards Grant	Awards	Stock Options
Name	Date Fair Value	Granted	at Year End

Ms. Belton	$90,072	13,900	105,425
Ms. Boswell	35,640	5,500	11,000
Mr. Conant	123,314	19,030	164,012
Mr. Curran	90,072	13,900	165,837
Mr. Hansen	35,640	5,500	66,750
Mr. Helms	35,640	5,500	192,169
Mr. Rebolledo	94,520	13,900	13,900
Mr. Sack	123,314	19,030	192,824
Mr. Volkema	90,072	13,900	39,650

Certain Information Concerning Executive and Other Senior Officers

Information regarding the executive and other senior officers of the Company, who are not also current directors, is as follows:

Name	Age	Position

Carin L. Stutz	50	Executive Vice President of Operations
Stanley M. Sword	45	Executive Vice President and Chief People Officer
George S. Williams	54	Executive Vice President and Chief Marketing Officer
Rohan St. George	47	President of International Division
Philip R. Crimmins	55	Senior Vice President of Development
Michael Czinege	53	Senior Vice President and Chief Information Officer
Kurt Hankins	47	Senior Vice President of Menu Development and Innovation
David R. Parsley	60	Senior Vice President of Supply Chain Management
Carol A. DiRaimo	45	Vice President of Investor Relations
Beverly O. Elving	53	Vice President of Accounting and Controller
Rebecca R. Tilden	51	Vice President and General Counsel and Secretary

Carin L. Stutz was employed by Applebee’s in November 1999 as Senior Vice President of Company Operations. In January 2005, she was promoted to Executive Vice President of Operations. Prior to joining Applebee’s, Ms. Stutz was Division Vice President with Wendy’s International from July 1994 to November 1999. From 1993 to 1994, she was Regional Operations Vice President for Sodexho, USA. From 1990 to 1993, Ms. Stutz was employed by NutriSystem, Inc. as Vice President of Corporate Operations. Prior to 1990, Ms. Stutz was employed for 12 years with Wendy’s International.

Stanley M. Sword was employed by Applebee’s in August 2005 as Executive Vice President and Chief People Officer. Prior to joining Applebee’s, Mr. Sword was employed for seven years as an executive with Cerner Corporation. Hired in August 1998 as Senior Vice President and Chief People Officer, he became President of Cerner’s Great Lakes region in August of 2003. Prior to Cerner, Mr. Sword spent five years with AT&T (three years as the Vice President of Organization Development of NCR Corporation and two years as a client partner in the outsourcing practice of AT&T Solutions). Prior to joining AT&T, Mr. Sword spent ten years with Accenture Consulting in a variety of roles within their systems integration practice.

George S. Williams was employed by Applebee’s in February 2007 as Executive Vice President and Chief Marketing Officer. From 2002 until joining Applebee’s, Mr. Williams was an independent marketing consultant and founder of Williams Enterprises, where he provided marketing consulting services to the restaurant and lodging industry. From 1997 to 2002, Mr. Williams was Senior Vice President of U.S. Marketing for Blockbuster, Inc. Mr. Williams spent a total of seven years in corporate brand marketing positions with Pearle Vision, Inc., where he was Vice President of Field Marketing and Sales, Long John Silver’s, where he was Vice President of Advertising and Promotions, and Days Inns of America Inc., where he was Vice President of Marketing. Mr. Williams also has 12 years of advertising agency experience with Marc U.S.A.

Rohan St. George was employed by Applebee’s in November 2004 as President of the International Division. Prior to joining Applebee’s, Mr. St. George was a managing director for Yum Restaurants International which included responsibility for Puerto Rico, the U.S. Virgin Islands and Venezuela. From 1998 to 2003, he was Vice President of Global Operations for KFC, Pizza Hut and Taco Bell. Prior to 1998, Mr. St. George had 14 years operations experience with Pizza Hut and KFC in various management positions.

Philip R. Crimmins was employed by Applebee’s in August 2002 as Vice President of Operations Excellence. In September 2003, Mr. Crimmins was promoted to Senior Vice President of Development. Prior to joining Applebee’s, he was employed by Pizza Hut, Inc. for 27 years, most recently as Vice President of Service Strategies. While at Pizza Hut, Inc., Mr. Crimmins held several other positions of increasing responsibility, including senior leadership positions in research and development, concept development, customer satisfaction, field training, and restaurant operations.

Michael Czinege was employed by Applebee’s in April 2004 as Senior Vice President and Chief Information Officer. Prior to joining Applebee’s, Mr. Czinege was Executive Vice President of North American operations for Celerant Consulting. From 1996 to 2004, he was a partner and later Vice President of Cap Gemini Ernst & Young, one of the world’s leading providers of consulting, technology and outsourcing services. Mr. Czinege has nearly three decades of industry and consulting experience in manufacturing and supply chain management operations, business planning, sales and marketing, and information systems.

Kurt Hankins was employed by Applebee’s in August 2001 as Vice President of Research and Development. In December 2003, Mr. Hankins was promoted to Senior Vice President of Menu Development and Innovation. Prior to joining Applebee’s, he served as Vice President of Food and Beverage for Darden Restaurants, Inc. from July 1999 through July 2001. From August 1994 to July 1999, he served as Director of Food Research and Development for Darden Restaurants, Inc. Prior to his employment with Darden Restaurants, Inc., he held various positions in food and beverage research and development within the restaurant industry.

David R. Parsley was employed by Applebee’s in April 2000 as Senior Vice President of Purchasing and Distribution. In January 2003, Mr. Parsley was named Senior Vice President of Supply Chain Management. Prior to joining Applebee’s, Mr. Parsley held several positions with Prandium, Inc., operator of El Torito, Chi-Chi’s and Koo Koo Roo, from November 1996 to April 2000, most recently as Senior Vice President of Quality and Supply Chain Management. He has also held purchasing positions with The Panda Management Company, Carl Karcher Enterprises, Proficient Food Company, Inc., and Baxter Healthcare Corporation.

Carol A. DiRaimo was employed by Applebee’s in November 1993 as Associate Director of Financial Planning and Reporting and was promoted to Director in 1995. She was named Director of Treasury and Corporate Analysis in 1998 and Director of Investor Relations and Corporate Analysis in April 2000. She was promoted to Executive Director of Investor Relations in January 2003 and Vice President of Investor Relations in February 2004. Prior to joining Applebee’s, she was employed by Gilbert/Robinson, Inc. from May 1989 to November 1993. Ms. DiRaimo, a certified public accountant, was also employed by Deloitte Haskins & Sells for six years.

Beverly O. Elving was employed by Applebee’s in June 1998 as Director of Corporate Accounting. In September 2002, Ms. Elving was promoted to Vice President of Accounting. In February 2005, she was named Vice President and Controller. Prior to joining Applebee’s, she was Chief Financial Officer from 1996 to 1998 for Integrated Medical Resources, a publicly-held management services company. From 1990 to 1996, Ms. Elving was employed by the Federal Deposit Insurance Corporation as Director of Financial Operations and was later promoted to Vice President of Financial Operations & Accounting. Ms. Elving, a certified public accountant, was also employed by Arthur Andersen & Co for five years.

Rebecca R. Tilden was employed by Applebee’s in November 2003 and became Vice President and General Counsel in January 2004. Prior to joining Applebee’s, Ms. Tilden was an independent consultant specializing in corporate compliance and ethics issues. From 1987 to 2000, Ms. Tilden was employed by Aventis Pharmaceuticals, Inc., in various positions of increasing responsibility and served most recently as Vice President, Assistant General Counsel and Secretary.

STOCK OWNERSHIP OF MAJOR STOCKHOLDERS

The following table sets forth information, as of the dates set forth in the footnotes below, regarding the ownership of common stock, our only class of outstanding securities, by each person known by the Company to own beneficially more than 5% of the outstanding shares of common stock.

	Beneficial Ownership
	Number	Percent
	of Shares	Held

FMR Corp(1)	9,773,750	13.2%
JPMorgan Chase & Co.(2)	7,043,201	9.4%
Capital Research and Management Company(3)	4,225,000	5.7%
Breeden Capital Management LLC(4)	3,900,000	5.3%
Royce & Associates, LLC(5)	3,745,382	5.0%

(1)	Based on a Schedule 13G/A filed by FMR Corp. on February 14, 2007, reflecting beneficial ownership. FMR Corp. has sole power to vote 903,250 shares, shared power to vote 0 shares and sole power to dispose of all shares.

(2)	Based on a Schedule 13G/A filed by JPMorgan Chase & Co. on February 2, 2007, reflecting beneficial ownership. JPMorgan Chase & Co. has sole power to vote 5,615,437 shares, shared power to vote 1,181,264 shares, sole power to dispose of 5,823,817 shares and shared power to dispose of 1,178,604 shares.

(3)	Based on a Schedule 13G/A filed by Capital Research and Management Company on February 12, 2007, reflecting beneficial ownership. Capital Research and Management Company has sole power to vote 4,225,000 shares, shared power to vote 0 shares, sole power to dispose of all shares.

(4)	Based on a Schedule 13D/A filed by Breeden Capital Management LLC on December 11, 2006, Breeden Capital Management LLC has sole power to vote 0 shares, shared power to vote 3,900,000 shares and shared power to dispose of all shares. In a preliminary proxy statement filed on March 29, 2007, Breeden Capital Management LLC reported beneficial ownership of 4,025,000 shares of common stock.

(5)	Based on a Schedule 13G filed by Royce & Associates, LLC on January 17, 2007, reflecting beneficial ownership. Royce & Associates, LLC has sole power to vote 3,745,382 shares, shared power to vote 0 shares and sole power to dispose of all shares.

STOCK OWNERSHIP OF OFFICERS AND DIRECTORS

The following table sets forth information, as of March 14, 2007, regarding the ownership of common stock, our only class of outstanding securities, by (i) each director and nominee for director and each executive officer named in the Summary Compensation Table and (ii) all executive officers and directors of the Company as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned.

	Beneficial Ownership(1)
	Number	Percent
	of Shares	Held

Burton M. Sack(2)(3)	2,605,492	3.5%
Lloyd L. Hill(2)	487,882	0.7%
D. Patrick Curran(2)	326,705	0.4%
David L. Goebel(2)	322,981	0.4%
Steven K. Lumpkin(2)	275,043	0.4%
Jack P. Helms(2)	270,094	0.4%
Carin L. Stutz(2)	205,131	0.3%
Douglas R. Conant(2)	174,118	0.2%
Erline Belton(2)	117,781	0.2%
Eric L. Hansen(2)(4)	94,156	0.1%
Michael A. Volkema(2)	49,756	0.1%
Stanley M. Sword	39,263	0.1%
Gina R. Boswell(2)	21,362	—
Rohan St. George	15,552	—
Rogelio Rebolledo(2)	13,900	—
All executive officers and directors as a group (22 persons)(2)	5,439,815	7.3%

(1)	The mailing address of each individual is 4551 W. 107th Street, Overland Park, Kansas 66207, unless otherwise shown.

(2)	Includes certain shares subject to options exercisable as of March 1, 2007 or within 60 days thereafter: 194,424 shares for Mr. Sack, 193,650 shares for Mr. Hill, 165,837 shares for Mr. Curran, 189,373 shares for Mr. Goebel, 134,988 shares for Mr. Lumpkin, 192,169 shares for Mr. Helms, 131,248 shares for Ms. Stutz, 164,012 shares for Mr. Conant, 105,425 shares for Ms. Belton, 66,750 shares for Mr. Hansen, 39,650 shares for Mr. Volkema, 11,000 shares for Ms. Boswell, 13,900 shares for Mr. Rebolledo, and 1,884,270 shares for all executive officers and directors as a group.

(3)	Includes 453,088 shares held in family trusts or partnerships for which Mr. Sack disclaims beneficial ownership.

(4)	Includes 17,300 shares held in a family trust for which Mr. Hansen disclaims beneficial ownership.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers, directors, and persons who own more than 10% of the common stock to file certain reports of ownership and changes in ownership with the SEC and to furnish us with copies of all such reports.

Based on our review of the copies of the reports we received and other written communication, we believe that our officers, directors, and greater-than-10% beneficial owners complied with all filing requirements during the fiscal year ended December 31, 2006, except for one inadvertent late filing by Mr. Czinege in connection with the acquisition of 2,150 shares of common stock through an IRA. The acquisition occurred on February 10, 2006 and the Form 4 was filed on March 21, 2006.

RELATED PARTY TRANSACTIONS

Related Party Transactions

We have no transactions with related persons that must be disclosed in this Proxy Statement.

Policies and Procedures Regarding Related Party Transactions

The Board has adopted a written Policy and Procedure Governing Related Party Transactions (the “Related Party Policy”). The Related Party Policy requires the Corporate Governance/Nominating Committee to review each Related Party Transaction (defined below) and determine whether it will approve or ratify such transaction.

For purposes of the Related Party Policy, a “Related Party Transaction” is any transaction, arrangement or relationship where the Company is a participant, the Related Party (defined below) had, has or will have a direct or indirect material interest and the aggregate amount involved is expected to exceed $120,000 in any calendar year. “Related Party” includes (a) any person who is or was (at any time during the last fiscal year) an executive officer, director or nominee for election as a director; (b) any person or group who is a beneficial owner of more than 5% of the Company’s voting securities; (c) any immediate family member of a person described in provisions (a) or (b) of this sentence; or (d) any entity in which any of the foregoing persons is employed, is a partner or has a greater than 5% beneficial ownership interest. Certain specified transactions are deemed preapproved by the Corporate Governance/Nominating Committee.

In determining whether a Related Party Transaction will be approved or ratified, the Corporate Governance/Nominating Committee may consider factors such as (a) the extent of the Related Party’s interest in the transaction; (b) the availability of other sources of comparable products or services; (c) whether the terms are competitive with terms generally available in similar transactions with persons that are not Related Parties; (d) the benefit to the Company; and (e) the aggregate value of the transaction.

There were no transactions in 2006 which required review, approval or ratification by the Corporate Governance/Nominating Committee.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion of executive compensation contains descriptions of various employee benefit plans and agreements. These descriptions are qualified in their entirety by reference to the full text or detailed descriptions of the plans and agreements which are filed as exhibits to our SEC filings.

Introduction

This section presents an overview and perspective on executive compensation at Applebee’s. We discuss our compensation philosophy and objectives and describe the structure and process for making executive compensation decisions. We also discuss the design of the major elements of our executive compensation programs and provide additional detail on the compensation of our “named executive officers” for 2006 as defined by SEC rules.

The SEC has delineated certain reporting requirements for the five most highly compensated officers of a public company. In some years, such as 2006, more than five officers will be shown in accordance with SEC rules. In this case, Mr. Hill retired as CEO during the year but continues to be shown in our named executive officer tables. Our named executive officers for 2006 as shown in the Summary Compensation Table are as follows:

Name	Title

Lloyd L. Hill	Chief Executive Officer through September 4, 2006
David L. Goebel	President and Chief Executive Officer (President and Chief Operating Officer prior to September 5, 2006)
Steven K. Lumpkin	Executive Vice President and Chief Financial Officer
Stanley M. Sword	Executive Vice President and Chief People Officer
Carin L. Stutz	Executive Vice President of Operations
Rohan St. George	President of International Division

Applebee’s Culture and Company-wide Compensation Philosophy

Because organizations are often competing for the same talent in an effort to differentiate their performance, you will see many similarities in the compensation philosophies, elements, policies, programs, and pay levels of peer companies. At Applebee’s, we believe that it is ultimately how — not how much — an individual is rewarded that best enables a culture of engagement, performance, and competitive advantage.

We emphasize pay for performance throughout the Company and design our compensation at all levels with that as our primary goal. The compensation design is not significantly different for our executives than it is for all associates — each position is paid competitively relative to the market for that type of role and level of responsibility. Here are a few examples of how reward programs work in our Company:

•	Applebee’s is committed to building compensation programs that are both associate-friendly and stockholder-friendly in their design. Our philosophy is to pay for performance. Annual bonuses at all levels are based on the same Company performance metrics. In addition to Company performance, individual performance is factored in below the senior executive level.

•	The process we use for setting our executive base salaries each year mirrors the process used throughout the rest of the Company. Base salary ranges are set to be competitive at the median of the appropriate pay market for each position. According to the individual’s annual performance assessment, base salary is determined using a merit increase matrix and other common salary administration guidelines.

•	The Company contribution to the nonqualified deferred compensation plan in which our executives are eligible to participate is no different for executives than it is for the other manager and director-level associates who participate in the plan: a 50 cents-on-the- dollar match, up to 4% of compensation, which also mirrors the Company match in the 401(k). We do not offer any type of special executive pension plan to our officers.

•	We do not provide Company-paid cars, country club memberships, or other similar perquisites to our executives. The Applebee’s associates who receive car allowances for use of their personal vehicles for Company business are our multi-unit, real estate, and facilities managers, and other field positions.

•	Personal use of the corporate airplane by our executives, which had previously been allowed on a limited basis, has been eliminated, except in the case of medical emergencies or other extreme hardships.

•	We offer equity compensation as a long-term incentive on a broad basis for our restaurant general managers and associates in our corporate headquarters, based on their performance.

Philosophy and Objectives of Executive Compensation

We operate in the challenging, dynamic casual dining sector of the restaurant industry, where quality food and great service must be consistently delivered to our guests. In our business, success depends on a strong culture and an engaged workforce. Our results are driven, in large part, by our ability to attract, retain and motivate outstanding leaders and associates.

In keeping with our Company-wide philosophy, our executive compensation philosophy is designed to fulfill three primary objectives:

•	To attract, retain and motivate highly qualified senior executives, by providing well-designed programs that are competitive with our peer companies.

•	To enhance the Company’s near-term financial performance, by basing short-term cash incentives on objective, quantifiable performance measures that relate to enhancement of the value of the Applebee’s brand and our profitability during the measured period.

•	To increase stockholder value by designing long-term incentives around stock ownership and aligning the interests of senior executives with those of our stockholders while placing a significant portion of an executive’s compensation at risk.

To achieve these objectives, we utilize a mix of compensation components including base salary, short-term cash incentives, long-term equity incentives, and benefits.

Structure and Process for Compensation Decisions

The Executive Compensation Committee (the “Committee”) of our Board has overall responsibility for evaluating and approving our executive officer compensation plans, policies and programs and making decisions regarding specific compensation to be paid or awarded to our executive officers. The Committee also approves compensation for our Non-Executive Chairman of the Board. A copy of the Committee Charter can be found on-line at www.applebees.com under the Investors section and Corporate Governance tab. The Charter is subject to annual review and was last revised in May 2006. The Committee is scheduled to meet at least three times a year, and more frequently as circumstances dictate. The Committee chair works with management to set the agenda for each meeting.

In 2006, the Committee was made up of four independent directors who collectively offer extensive experience in general management and human resources. Members of the Committee for 2006 were Mr. Conant, Committee Chairperson; Ms. Belton; Mr. Sack; and Mr. Volkema.

The Committee has authority to engage outside consultants, approve all fees and terminate the services of consultants. In carrying out its duties and responsibilities for 2006, the Committee engaged Hay, a global consultancy with recognized expertise in compensation, benefit programs and workplace issues. Hay works on behalf of the Committee and works with our human resources department in the design and analysis of executive compensation programs. The Committee directs Hay to provide peer-group research and recommendations on compensation levels and structure within our philosophy. Hay then develops and recommends to the Committee the compensation structure and targets for the named executive officers. In addition, Hay reviews and approves the design and analysis performed by our human resources department on base salary, bonus, long-term incentive structure and target opportunity for other executive officers. Hay provides this information to the Committee for evaluation and review.

Management plays a significant role in the compensation-setting process, including recommending performance targets, evaluating performance and recommending salary levels. Personnel from the human resources department, other than named executive officers, work with Hay to discuss our philosophy and structure and deal with relevant tax and accounting issues. Based on this input, our Chief Executive Officer, Chief People Officer,  VP-HR Design & Services, and Hay regularly present this information to the Committee for discussion and approval of compensation and benefit plans, policies and programs. Our Chief Executive Officer plays no role in setting his own compensation.

The Committee reviewed, provided input and approved all strategies and elements of compensation for our executive officers in 2006. The 2006 process included meetings beginning in December 2005, through 2006, until a final session in March 2007. Among the steps in the Committee’s process were the following:

•	Reviewing and updating our executive compensation philosophy to ensure it continues to serve the interests of Applebee’s stockholders.

•	Evaluating executive officer compensation structures using market data developed by Hay, along with publicly available information.

•	Reviewing benchmarking data on compensation at peer companies, to ensure our ability to attract and retain key executive officers.

•	Incorporating individual and Company performance metrics into executive compensation programs.

•	Developing a revised severance plan for executive officers to bring the Company’s program within competitive practice.

•	Establishing bonus performance metrics and target, threshold and maximum amounts under our cash bonus plans, and approving final cash bonus payouts.

•	Reviewing and approving equity awards consistent with our long-term incentive philosophy.

The Committee also assessed the services provided and fees charged by Hay. The assessment included a review of Hay’s independence, expertise, understanding of the business environment and dynamics, emerging trends in executive compensation and their applicability to the Company, and the ability to clearly summarize their findings to the Committee and management. The Committee determined that Hay demonstrated expertise in these areas and that fees charged for services were reasonable and within competitive practice.

During discussions, the Committee reviewed tally sheets for each of the named executive officers. The tally sheet provides a summary of annual compensation, including the value of salary, target annual bonus, long-term incentive awards, perquisites, and health and welfare benefits. Also included was the total remuneration the named executive officer could receive in the event of a termination following a change-in-control or an involuntary not-for-cause termination, including (to the extent applicable) the accelerated vesting of stock options and SARs and immediate lapsing of restrictions on restricted stock.

The Committee’s process includes a thorough annual review of the performance of the chief executive officer. Ms. Belton, an experienced human resources consultant, is Chair of a sub-committee responsible for reviewing the performance of the CEO. The 2006 review included interviews with Mr. Goebel, other officers who report to Mr. Goebel, members of the Board of Directors, and a cross-section of franchise principals and Company associates. The process also included a review of both internal and external information regarding the status and performance of the Company and Mr. Goebel. With the approval of the Committee, Ms. Belton met with Mr. Goebel in early 2007 and presented the results of this review of his 2006 performance. Through this process we are able to evaluate leadership, performance and other key factors that benefit stockholders, the Board and the CEO by providing a structured opportunity for accountability and communication regarding the performance of the CEO.

Summary of Executive Compensation Design

Our compensation programs are designed to support the Company’s business strategy, promote our pay for performance philosophy and attract and retain highly qualified senior executives. In keeping with our compensation philosophy, we have developed an executive compensation program designed to be competitive with our peer group and reward senior executives over the short-term and long-term for achieving Company financial objectives and increasing stockholder value. As a result, a substantial portion of our named executive officers’ compensation is contingent upon achievement of those objectives.

For 2006, as we do each year, with the assistance of the Committee’s outside consultants from Hay, we set target ranges for total compensation that are competitive with those offered by a group of our peers in the restaurant business. To do this, we review publicly available compensation information for a broad range of restaurant companies, selecting them based on several criteria including revenue size, market capitalization, revenue and earnings growth rates, and market segment. The restaurant companies reviewed for these comparisons include:

• Bob Evans Farms	• Outback Steakhouse
• Brinker International	• Panera Bread Company
• CBRL Group	• Red Robin Gourmet Burgers
• Darden Restaurants	• Ruby Tuesday
• Jack In The Box	• Sonic Corporation
• Landry’s Restaurants	• Wendy’s International
• O’Charley’s

In addition, we compare our targeted compensation ranges to those in a broad-based group of companies with similar revenue size, to ensure that our compensation is competitive with that of companies outside the restaurant industry.

Our approach to compensation design includes four major elements for all named executive officers. These elements support our pay-for-performance culture, working together to provide varied incentives linked to our short-term and long-term performance, as well as individual performance goals. Following is a summary of each element, its purpose and the method used to determine target ranges of executive compensation for our named executive officers in 2006:

•	Base Salary. The starting point in a compensation package that will attract and retain executives is an annual salary that provides a steady income as a base upon which performance incentives can build. The Committee believes base salary should be competitive with peer companies in the restaurant industry. We set base salary ranges for each executive level, with midpoints at or near the median of the base salaries for executives in the peer-company comparison groups.

•	Short-Term Incentives. The short-term incentive is an annual cash bonus designed to support the near-term initiatives of the business and to position us for the future by focusing on annual goals, both financial and operational. We set target annual cash incentive opportunities so that target total cash (base salary midpoints, plus target annual cash incentive opportunities) would be at the 75th percentile of total cash for executives in the comparison groups when our performance results achieve the targeted performance levels.

•	Long-Term Incentives. The long-term element is an equity-based compensation plan designed to reward performance objectives that deliver stockholder value over a sustained period of time, generally three or more years. As a result, all long-term incentive awards cliff vest, typically over three years. Awards in 2006 were in the form of time-vested SARs and restricted stock. The inherent performance-based nature of SARs supports our pay for performance philosophy. Time-vested restricted stock has some pay for performance attributes but is used more for retention purposes. We set target long-term incentive equity award levels so that total direct compensation (target total cash plus the target present value of annual stock awards) would be at the 75th percentile of total direct compensation for executives in the comparison groups. To determine the value of equity awards, we assigned a standardized present value to our stock and that of companies in the comparison group. In 2006, executives were allowed the choice to replace their restricted stock grant with additional SARs, at a four-to-one ratio. This choice has been eliminated for 2007 for named executive officers.

•	Benefits. We provide additional benefits to executives with the purpose of promoting the productivity of our leadership team, as well as offering benefits in line with our peer companies. These benefits include a retirement plan, health plan, opportunities to defer compensation, nonqualified employee stock purchase plan, and perquisites such as the FlexPerx Program to promote health and balanced lifestyles.

Percentages of total compensation actually earned from each element will vary based on a number of factors, including performance against objectives and the value of equity awards upon any disposition of the underlying stock. We do not have a specific policy governing the mix of these elements, but view them in light of market conditions and our overall compensation philosophy.

The Committee periodically reviews the competitiveness of all of these elements in comparison to companies in our peer group. During 2006, the Committee reviewed our compensation philosophy, peer group companies used for benchmarking, and the target level and mix of compensation for executives to determine if the current approaches met our objectives and were aligned with the marketplace and the interests of stockholders. As a result of that review, changes were made to the composition of the peer group companies and the design of the long-term incentive compensation for 2007. The long-term incentive design change for 2007 includes the use of four-year vesting for all equity grants for named executives and the use of performance-based restricted stock in addition to time-vested restricted stock. Certain specified percentages of the performance-based restricted stock will vest in four years if the Company’s total shareholder return reaches certain levels in relation to the total shareholder return of the restaurant companies comprising the Bear Stearns Restaurant Index. If a minimum level of return is not met, the restricted stock will be forfeited at the end of the four year period. Named executive officers will no longer be allowed to choose additional SARs in place of restricted stock.

The Committee recognizes that the engagement of strong talent in critical functions may, at times, entail recruiting new executives and involve negotiations with individual candidates. As a result, the Committee may determine in a particular situation that it is in our best interests to negotiate packages that deviate from the established norms and stated compensation design.

Explanation of Material Elements of Compensation

The following provides a more detailed discussion of our decision-making process for each of the major elements of our executive compensation programs.

Base Salary

Base salary target ranges are set using the peer group data as discussed above. The Committee then reviews the individual performance of each executive officer when determining base salary adjustments within the target range. In reviewing performance, the Committee considers several criteria including certain strategic, operational and leadership goals for each individual. The Committee believes that a competitive base salary is essential to help ensure that the executive team remains in place to focus on the short- and long-term business strategy. Base salaries for named executive officers are generally reviewed by the Committee in February of each year and any increases are effective in March. Based on market data for the positions and the Committee’s assessment of individual performance, the base salaries of our named executive officers for 2006 were as follows:

Name	Base Salary

Lloyd L. Hill(1)	$830,000
David L. Goebel(2)	550,000
Steven K. Lumpkin	475,000
Stanley M. Sword	350,000
Carin L. Stutz	312,254
Rohan St. George	280,034

(1)	Mr. Hill received $573,192, the pro rata portion of his base salary through his retirement on September 4, 2006.

(2)	Mr. Goebel’s base salary increased to $650,000 when he was named CEO on September 5, 2006.

During 2006, we had written employment agreements in effect with Mr. Hill, Mr. Lumpkin and Mr. Goebel. These agreements address only first year base salary levels. These agreements are described later in this Proxy Statement.

Short-Term Incentive Compensation

We provide annual cash incentive bonuses under two cash bonus plans. The 2001 Senior Executive Bonus Plan (“2001 Plan”) has been approved by the stockholders to allow compliance with section 162(m) of the Internal Revenue Code. Under the 2001 Plan, each year the Committee sets objective performance measures chosen from certain predetermined categories set forth in the 2001 Plan, either on a Company-wide basis or with respect to a certain business unit. Performance measures may be different from person to person and must be set forth in writing in accordance with section 162(m) requirements. The 2001 Plan requires that the performance measures be set by the deadline for setting such measures that must be met in order for the compensation to be “performance based” within the meaning of section 162(m) of the Internal Revenue Code. The Committee also sets the target threshold and maximum amounts for each performance measure and the bonus percentage to be paid if the performance measures are met. In 2006, Mr. Hill’s bonus was paid pursuant to this plan.

Other bonuses were paid under our 1999 Management and Executive Incentive Plan, which provides additional flexibility. Under the 1999 Plan, the Committee may choose such measures of financial or individual performance as it deems appropriate for that year, together with the bonus percentage to be paid if the goals are met. The Committee retains discretion to revise or waive any measure.

In 2006, the performance measures for earning bonuses under the annual cash incentive plans were the same for all named executive officers, with the exception of Mr. Hill, due to his retirement as discussed below, and Mr. St. George, whose performance objectives were based 100% on achieving certain international business results discussed later in this section. No adjustments to the performance measures were made by the Committee when approving final 2006 bonuses. In 2006, the payment of annual cash bonuses for the named executive officers was based solely on achievement of corporate performance measures; individual performance did not affect the executive’s bonus payment.

Performance objectives for short term incentive awards are generally developed through the following process. First, management, including the named executive officers, develops preliminary recommendations for Committee review based on a review of business plans for the upcoming year. Next, the Committee and Hay review management’s recommendation (and relevant peer group benchmarks provided by Hay) and the Committee establishes the final goals. In establishing the final goals, the Committee seeks to ensure that the incentives are consistent with the strategic goals set by the Board, that the goals are sufficiently ambitious so as to provide meaningful incentive and that bonus payments, assuming target levels of performance are attained, would be consistent with the overall compensation program established by the Committee. Each performance measure has a payout range of threshold, target, and maximum designed to reward certain levels of achievement above and below target. However, no bonus is earned for any performance metric that is achieved at a level below threshold. The Committee sets the target level for each performance measure based on our budget levels for that year and certain benchmarks relative to our peers. We believe these target levels are aggressive but achievable if our executives implement our business plan. Maximum levels are designed to reward exceptional performance and are not easily attainable.

In 2006, the performance measures approved by the Committee for all named executive officers except Mr. St. George, were earnings per share, restaurant operating profit, guest traffic growth, new restaurant development, restaurant management retention and hourly new hire retention. Each of the six performance measures in the annual incentive plan is weighted. The weightings ranged from 10% to 25%. These six performance metrics were selected because management and the Committee believe that the achievement of these objectives is important for the ongoing success of the organization and its stockholders. In order for named executive officers to receive any payout under the bonus plans, the Company had to achieve a certain level of earnings per share, which we did in 2006.

In certain exceptional circumstances, the Committee may determine to remove the effect of certain items from the earnings per share calculation. These could include the impact of significant stock repurchases, one-time non-cash accounting charges or stock-based compensation awards. In 2006, only stock-based compensation awards were excluded from the earnings per share performance metric.

Due to Mr. Hill’s retirement as CEO in 2006, under our Executive Retirement Plan (see Potential Payments Upon Termination or Change-in-Control below for further discussion), Mr. Hill was entitled to receive a cash bonus equal to his target bonus, prorated through August 31, 2006. Mr. Hill’s target bonus was $691,667 (125% of his annual salary, prorated for eight months of service as CEO in 2006). Even though he was entitled to receive this amount, Mr. Hill elected to be paid a bonus based on the Company’s actual achievement of its performance measures through August 31, 2006. As of August 31, 2006, the Company’s achievement of its performance measures was 52.8%. As a result, Mr. Hill was paid a bonus equal to 52.8% of his target bonus, or $365,200.

Mr. St. George’s performance measures were selected to focus the international division on increasing profitability and expanding restaurant operations. The performance measures were comparable same store sales, profit plan for franchise operations, new business development, restaurant unit openings, and new sites approved for future restaurant openings. Each of the five performance measures in the annual incentive plan is weighted. The weightings ranged from 15% to 25%

Following is a definition of each of our bonus performance metrics and a brief explanation of their alignment with our business strategy:

Metric	Definition	Strategic Importance

Earnings Per Share	Total Company earnings divided by the weighted average diluted shares outstanding	Indicator of overall Company financial performance for executives, stockholders, and the investment community

Restaurant Operating Profit	Total Company restaurant operating profit prior to pre-opening expenses of new stores	A unit and overall Company restaurant financial performance indicator

Traffic	Year over year guest traffic comparison for stores opened at least one year	A comparator that shows yearly sales growth or decline by individual restaurant and overall Company, including franchisees

Restaurant Development	Sales results for new restaurants opened during the year	Future growth and profitability

General Manager and Manager Retention	Retention of the top 80% of General Managers/Managers and new hires during the year	A stable qualified workforce will have positive impact on the overall guest experience. Financial significance due to lower turnover and associated recruiting and training costs.

New Hire Hourly Retention	Retention percentage of hourly new hires beyond their initial six months of employment	A stable qualified workforce will have positive impact on the overall guest experience. Financial significance due to lower turnover and associated recruiting and training costs.

International Metric	Definition	Strategic Importance

Comparable Sales	Year over year sales comparison for international restaurants opened for at least 18 months	Sales growth indicator to assess sales results of international franchised restaurants

Profit Plan	Profit generated from the Company’s international franchise operations	Key indicator for continued international expansion

New Business Development	Measurement of how many franchisees or new territories signed-up or developed during the year	Future growth and expansion internationally

Unit Openings	Number of new restaurants opened during the year	Future growth and expansion internationally

Sites Approved	Number of restaurant sites that have been approved for opening in the coming year	Future growth and expansion internationally

The Committee sets target bonuses at a specified percentage of base salary based on our compensation philosophy for cash bonuses. The target bonus is paid if the performance measures are achieved at the target levels. Bonuses, as a specified percentage of base salary, may be paid below the target bonus, if the performance measures are achieved at lower, threshold levels, or above the target bonus if the performance measures are achieved at higher, maximum levels. Actual bonuses are paid on a sliding scale between threshold and maximum levels based on actual achievement of the performance measures. The following reflects the bonus that could have been paid for 2006, as a percentage of base salary, for each named executive officer, if the performance measures were achieved at the threshold, target and maximum levels.

Name	Threshold	Target	Maximum

Lloyd L. Hill	62.5%	125.0%	187.5%
David L. Goebel	52.5%	105.0%	157.5%
Steven K. Lumpkin	42.5%	85.0%	127.5%
Stanley M. Sword	32.5%	65.0%	97.5%
Carin L. Stutz	32.5%	65.0%	97.5%
Rohan St. George	25.0%	50.0%	75.0%

The Committee believes the overall design of the annual cash incentive plan for 2006 supported the key initiatives of the Company, are strong industry indicators, and enhanced the linkage between Company performance and stockholder value. With the exception of International Operations, our performance against these objectives fell short of expectations and the overall bonus payout of 43.6% reflected that performance. Three of the performance measures — earnings per share, restaurant operating profit, and guest traffic growth — did not meet the threshold level of performance for a payout. Contributing to these performance results was the overall industry decline in guest traffic in the casual dining segment and economic pressures for our guests due to fuel prices and interest rate uncertainty. The actual bonuses paid in 2006 are shown on the Summary Compensation Table in the Non-Equity Incentive Plan Compensation column.

Our international results were above expectations. Year-over-year same store sales at international franchise restaurants and profitability of the International Division were at or near the top of the International Division performance plan, while positioning us for continued growth and profitability in 2007. The overall bonus payout for the International Division was 130.8% of target.

Long-Term Incentive Compensation

We utilize a mix of equity awards, in lieu of cash compensation, to comprise the long-term incentive program. Our program design keeps us competitive with emerging trends in executive compensation, with other companies for which we compete for executive talent, and links the success of the Company to increases in stockholder value.

Grants are made under the 1995 Plan. The Committee uses a combination of SARs or stock options and restricted stock. The mix of SARs and restricted stock promotes a balance among long-term growth for the organization, executive retention, and stockholder value. Initial award values are set based on a ratio of two-thirds SARs and one-third restricted stock. This ratio was set after reviewing trends in equity compensation that showed a majority of long-term incentive was being delivered in stock options. However, because we value independent choice and flexibility, a named executive officer could elect to have the Committee grant SARs in exchange for restricted stock at a preset value. Ms. Stutz selected this alternative.

The Committee approved in February 2006 the aggregate equity awards to be granted to each named executive officer and approved the quarterly grant dates of the first business day of March, June, September and December. By granting the equity on a quarterly basis, the Company is able to spread the compensation expense for the grants throughout the year. Mr. Hill did not receive the December 1st quarterly grant because he was no longer the CEO at the time. On December 1st, to reflect Mr. Goebel’s role as President and CEO, he received a larger grant of SARs and restricted stock. Details of all the named executive officer grants are included in the Summary Compensation Table and the Grants of Plan-Based Awards table.

The SARs, any stock options, and restricted stock are subject to a three year vesting period from the March grant date. All SARs and stock options have an exercise price equal to the closing stock price on the date of grant. Equity award agreements have a provision that extends the cancellation date of the award and allows for continued vesting under the terms of our Executive Retirement Plan. These agreements also include a provision that the impact of a change in control shall be as set forth in any change in control or employment agreement to which the named executive officer is a party or pursuant to the 1995 Plan if there is no such agreement. Upon approval by the Committee, SARs and stock options are transferable to certain family members. Upon exercise of the SARs, the executives receive the number of shares of common stock equal in value to the difference between the fair market value on the grant date and the fair market value on the exercise date times the number of shares. Executives holding shares of restricted stock are eligible to receive all dividends and other distributions paid during the restriction period. The 1995 Plan prohibits the repricing, replacing or regranting of outstanding stock options either in connection with the cancellation of such stock option or by amending an award agreement to lower the strike price of the stock option.

The Committee may determine in special circumstances to make additional equity grants during the year. In connection with his new employment agreement in January 2006, Mr. Lumpkin received a grant of 150,000 stock options which cliff vest in five years.

Incentive stock option grants were made to Mr. Sword and Mr. St. George, in lieu of one or more of their quarterly SARs grants, to encourage early attainment of their stock ownership guidelines.

Benefits

Executive Retirement Plan

We maintain the Applebee’s International, Inc. Executive Retirement Plan, which enables eligible officers to receive certain benefits from the Company following retirement. In addition to providing certain retirement benefits for eligible officers, this plan is designed to protect the Company’s interests under various circumstances in which executives might leave the Company. See Potential Payments Upon Termination or Change-in-Control in this Proxy Statement for a discussion of the Executive Retirement Plan.

Executive Health Plan

We maintain the Applebee’s International, Inc. Executive Health Plan, pursuant to which the Company will provide eligible officers of the Company and retired officers who elect to participate in the Executive Retirement Plan with group health coverage. The terms and cost of the coverage will be determined by the Company and may vary from participant to participant, but generally provide ongoing access to group health insurance at the same COBRA rate that is offered to all associates who leave the Company as specified by ERISA except that the eligibility period is extended beyond the statutory timeline in accordance with the definitions in the executive retirement plan.

Deferred Compensation Plan

Applebee’s does not offer a 401(k) plan to our executives because their participation could reduce the opportunity for other associates to contribute based on ERISA standards for qualified plans. Instead, we maintain the Applebee’s International, Inc. Nonqualified Deferred Compensation Plan pursuant to which eligible employees can elect to defer up to 50% of their base salary, up to 100% of any cash bonuses, and up to 100% of any compensation that we cannot deduct as a result of section 162(m) of the Internal Revenue Code. We make a matching contribution on behalf of each participant at the same rate as the 401(k) plan (a 50 cents-on-the-dollar match up to 4% of compensation). A participant is always 100% vested in his or her deferral and matching contributions. The participant may select from among a number of investment alternatives for his or her deferrals, which are the same investment alternatives for 401(k) participants. Generally, a participant’s account will be paid out based on his or her election upon termination of employment or, if earlier, upon a termination of the plan under qualifying circumstances. A participant may request an earlier distribution in the event of an unforeseeable financial emergency.

Executive Nonqualified Stock Purchase Plan

In May 2004, stockholders approved the Applebee’s International, Inc. Executive Nonqualified Stock Purchase Plan (the “Purchase Plan”). The purpose of the Purchase Plan is to provide eligible employees the opportunity to acquire a proprietary interest in the Company through the purchase of our Common Stock and to develop a stronger incentive to work for the continued success of the Company and increase stockholder value. The Purchase Plan is in addition to the shares permitted to be purchased under the Applebee’s International, Inc. Employee Stock Purchase Plan (the “Qualified Plan”), a qualified employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986.

An eligible employee who elects to participate in the Purchase Plan may authorize the Company to make payroll deductions of a specified fixed dollar amount or whole percentage of the employee’s regular pay or bonus. As of the last day of each quarterly purchase period, the amounts withheld for a participant in the Purchase Plan will be used to purchase shares of Common Stock. Amounts credited to a participant’s payroll deduction account will first be used to purchase shares under the Qualified Plan, up to the maximum allowed under the Qualified Plan, and then will be used to purchase shares under the Purchase Plan. The purchase price of each share will be equal to 85% of the lesser of the Fair Market Value of a share of Common Stock on either the first or last day of the purchase period. All amounts withheld will be used to purchase the number of shares of Common Stock (including fractional shares) that can be purchased with such amounts at such price.

Payroll deductions under the Purchase Plan will be made on an after-tax basis. Participants will recognize ordinary income at the time of each purchase of shares under the Purchase Plan equal to the fair market value of the shares on the date of purchase minus the purchase price of the shares to the participant.

Perquisites

FlexPerx Program.  Effective January 2005, the Board of Directors approved the Applebee’s International, Inc. FlexPerx Program, which provides annual cash payments to officers of the Company. The program is intended to promote health and foster a balanced lifestyle, supporting the productivity of the leadership team. The payments may be used at the sole discretion of the officer for benefits such as health expenses, financial planning expenses, home security and maintenance expenses, other perquisites and charitable deductions. There are four benefit levels: (i) the Chief Executive Officer is eligible to receive $13,500 per year; (ii) Senior Team members are eligible to receive $8,500 per year; (iii) Executive Vice Presidents and Senior Vice Presidents that are not Senior Team members are eligible to receive $6,000 per year; and (iv) Vice Presidents are eligible to receive $3,500 per year. The participants in this program have elected to not receive any benefits under the FlexPerx Program in 2007.

Airplane Use.  In 2006, the Company maintained two airplanes for business travel by Applebee’s personnel. One of these was sold in 2007. With more than 1,900 restaurants in 49 states and 16 countries, Applebee’s business necessitates frequent travel to facilitate management of the Company-owned restaurants, relationships with franchisees and other business partners, and meetings with investors and other stakeholders. In addition to business travel, in 2006, named executive officers were allowed to use the airplanes for personal travel within specified guidelines. The named executive officers reported income with respect to this travel at the applicable tax rates. In this Proxy Statement, the value of this compensation to the named executive officer is based on the incremental cost to the Company, as shown in the Summary Compensation Table. In March 2007, the Committee eliminated the use of the corporate airplane for personal use, except in the case of a medical emergency.

We provide no other perquisites to our executives.

Employment Agreements and Elements of Post-Termination Compensation

We have written employment agreements with Mr. Goebel and Mr. Lumpkin. Mr. Hill had an employment agreement prior to his retirement. We believe employment agreements with persons in these positions are important in attracting and retaining such persons, are in keeping with competitive standards and provide the Company with important protections if these persons leave our employ. No other executives have employment agreements

Mr. Hill’s agreement was for an original term of one year, expiring in January 1995, and automatically renewed for successive one-year terms. The agreement terminated upon his retirement on September 4, 2006. The agreement provided for a base salary which may be periodically increased by the Committee and permitted participation in the Company’s executive bonus plan for vice presidents as well as additional bonuses as determined by the Committee. See the Director Compensation above and Potential Payments Upon Termination or Change-In-Control below for a description of the impact of retirement on Mr. Hill’s benefits and compensation.

Mr. Goebel entered into an employment agreement with a three-year term commencing on January 3, 2006, which automatically renews for additional one-year terms unless otherwise terminated as provided in the agreement. Mr. Goebel received an initial annual base salary of $550,000 and a 2006 target bonus of 100% (increased to 105% when Mr. Goebel became CEO) of his annual base salary, which may be increased by the Board in its sole discretion. Mr. Goebel’s base salary was increased to $650,000 in September when he became chief executive officer. The agreement also provides for additional compensation and bonuses as may be determined in the sole discretion of the Board. In the event of a termination by the Company without cause, or by Mr. Goebel for good reason or following a change in control, Mr. Goebel is entitled to certain benefits. See the Potential Payments Upon Termination or Change-in-Control for a description of these benefits.

Mr. Lumpkin entered into an employment agreement with a three-year term commencing on January 3, 2006 which supersedes his prior employment agreement. The terms are substantially the same as Mr. Goebel’s employment agreement except that Mr. Lumpkin’s initial annual base salary was $475,000 and his target bonus for 2006 was 85% of his annual base salary. Mr. Lumpkin also received a grant of 150,000 options on January 11, 2006 in connection with his new employment agreement.

We have a Severance Plan for officers which provides certain benefits in case of termination. See Potential Payments Upon Termination or Change-in-Control below for a discussion of this Severance Plan. We believe this plan is in keeping with competitive practice within our peer group and is necessary to attract and retain talented executives.

Our other named executive officers are each a party to a change in control and noncompete agreement which provides certain benefits in the event of a change in control. See Potential Payments Upon Termination or Change-in-Control for a discussion of this agreement. We believe this agreement contains standard triggers, is conservative in that it requires a termination before benefits can be received and provides important protections to the Company in the event these individuals leave our employ.

Executive Stock Ownership Guidelines

Aligning our executives’ well-being with the stockholders’ interests through equity ownership is a long-established principle in our compensation philosophy. In 1998, the Committee established stock ownership guidelines that became effective for the Chairman and CEO through Senior Vice President levels as of July 1, 1998, and for Vice Presidents as of January 1, 1999.

The targeted stock ownership requirements for the executive officer group were modified in 2004 and are as follows:

Chairman	4 times base salary
CEO	4 times base salary
President	3.5 times base salary
COO	3.5 times base salary
Executive Vice Presidents/Other Named Executive Officers	3 times base salary
Senior Vice Presidents	1.5 times base salary
Vice Presidents	1 times base salary

These ownership requirements are based upon competitive benchmark information provided by Hay. These guidelines, together with vesting restrictions on long-term incentive awards, function to place executives at financial risk based on the performance of the Company’s stock.

An executive must achieve the applicable targeted ownership level, generally, within five years in order to continue to receive one or more of the following after that date: stock options, SARs, and restricted stock. If a participating executive achieves the applicable targeted level within three years, he or she will receive a restricted share bonus of 50% of base salary, up to $125,000. The bonus is restricted until five years of participation have been achieved. As of the end of 2006, all named executive officers who had participated in the share ownership program for at least three years had exceeded his or her required share ownership level and, as a result, qualified for the restricted share bonus. Mr. Sword and Mr. St. George have not participated for three years. Mr. Goebel met his initial share ownership requirements in 2004 and has five years to reach the increased requirement for the chief executive officer.

The table below sets forth the required level of ownership for each named executive officer and their ownership of our stock as of December 31, 2006. Mr. Hill is no longer an executive officer and is not subject to these requirements.

	Required
	Level	Stock
Name	(Shares)	Ownership

David L. Goebel	115,617	67,858
Steven K. Lumpkin	73,928	86,903
Stanley M. Sword	46,692	16,633
Carin L. Stutz	41,656	67,629
Rohan St. George	12,453	10,736

Impact of Accounting and Tax Treatments

In designing executive compensation programs, the Committee takes into consideration the impact of various regulatory issues such as Section 162(m) and Section 409A of the Internal Revenue Code. SFAS 123(R) has also had an impact on the design of equity compensation programs. Key design changes made as a result of SFAS 123(R) are: the use of restricted stock for a portion of the long-term incentive award; performance-vested restricted stock and longer vesting periods for all equity grants (beginning with the 2007 equity grants); a shorter expiration term for stock options and SARs; and the use of quarterly grants to spread the compensation expense.

Section 162(m) of the Internal Revenue Code denies a tax deduction to any publicly held corporation for compensation in excess of $1 million paid in a year to any individual who, on the last day of that year, is a named executive officer, unless such compensation qualifies as performance-based under Section 162(m) of the Internal Revenue Code. Generally, the Committee believes that it is in the best interest of our stockholders to only pay compensation which is deductible by the Company. However, where it is deemed necessary and in our best interest to continue to attract and retain the best possible executive talent, and to motivate executives to achieve the goals of our business strategy, the Committee may approve compensation to executive officers which may exceed the limits of deductibility.

Timing of Compensation Decisions

The Committee develops an annual agenda to assist it in fulfilling its responsibilities. In the fourth quarter of the preceding year, in connection with our annual budget process, the Committee establishes performance criteria for the current year bonus program. In the first quarter of each year, the Committee:

•	Reviews prior year performance, including whether bonus targets were met and authorizes the distribution of short-term incentive pay-outs, if any, for the prior year.

•	Approves the quarterly equity grants for the current year.

•	Establishes the bonus percentages and target amounts for the current year.

•	Reviews and approves base pay for executives.

This timing has been selected to match our budget planning process and to address a variety of tax considerations. In order to satisfy the deductibility requirements under Section 162(m) of the Internal Revenue Code, performance objectives under our 2001 Plan must be established in the first 90 days of the performance period. In addition, in order to avoid being considered deferred compensation under Section 409A of the Internal Revenue Code, and to be deductible for the year preceding the year of payment bonus awards with respect to a fiscal year must be paid out prior to the 15th day of the third month after the end of that year.

We have established written guidelines for the grant, delivery, documentation and recording of equity awards. Equity awards may be made only by the Committee or those authorized by the Committee in accordance with applicable laws and our equity plan, subject to pre-established limitations on individual awards and total awards. Grants can only be authorized in writing. Authorizations of amendments, modifications or changes to awards must be in writing and can only be adopted with the approval of the Committee. For option and SAR awards, the awards must be granted at the closing price of our stock on the grant date.

Generally, for associates, we target granting quarterly awards on the first business day of March, June, September and December of each year, unless another date is determined by the Committee. The amount and timing is approved in February of each year. New hire grants, grants upon promotions and other awards that occur during a quarter normally are made at the time of the next quarterly grant. The quarterly date was selected because it allows a consistent practice over time among all employee recipients, including executives, and spreads the compensation expense for the equity grants throughout the year.

Compensation Committee Report

The Executive Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on such review and discussions, the Executive Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

EXECUTIVE COMPENSATION COMMITTEE
Douglas R. Conant, Chairman
Erline Belton
Burton M. Sack
Michael A. Volkema

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the named executive officers for 2006.

							Change in
							Pension Value
							and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal Position	Year	Salary(3)	Bonus	Awards(4)	Awards(5)	Compensation(6)	Earnings(7)	Compensation(8)	Total
Lloyd L. Hill,	2006	$667,442	—	$1,257,102	$2,379,780	$365,200	—	$269,231	$4,938,755
Chief Executive Officer(1)
David L. Goebel,	2006	578,308	—	907,707	1,557,597	288,218	—	104,508	3,436,338
President and Chief Executive Officer(2)
Steven K. Lumpkin, Chief Financial Officer(2)	2006	473,615	—	558,553	2,099,980	176,035	—	44,113	3,352,296
Stanley M. Sword, Chief People Officer	2006	346,154	—	101,628	167,636	99,190	—	35,867	750,475
Carin L. Stutz,	2006	310,368	—	—	388,577	88,493	—	39,625	827,063
Executive Vice President of Operations
Rohan St. George,	2006	277,785	—	43,951	217,622	183,128	—	22,955	745,441
President of International Division

(1)	Mr. Hill retired as Chief Executive Officer effective September 4, 2006. Base salary includes $573,192 as CEO and $94,250 as Chairman of the Board. Mr. Hill was also provided with administrative staff as Chairman with no incremental cost to the Company. Due to Mr. Hill’s retirement as CEO in 2006, under our Executive Retirement Plan, Mr. Hill was entitled to receive a cash bonus equal to his target bonus, prorated through August 31, 2006. Mr. Hill’s target bonus was $691,667 (125% of his annual salary, prorated for eight months of service as CEO in 2006). Even though he was entitled to receive this amount, Mr. Hill elected to be paid a bonus based on the Company’s actual achievement of its performance measures through August 31, 2006. As of August 31, 2006, the Company’s achievement of its performance measures was 52.8%. As a result, Mr. Hill was paid a bonus equal to 52.8% of his target bonus, or $365,200. See Potential Payments Upon Termination or Change-in-Control below for further discussion.

(2)	Mr. Goebel served as President and Chief Operating Officer until September 5, 2006 when he became Chief Executive Officer and retained his title of President. See Compensation Discussion and Analysis for a discussion of Mr. Goebel’s and Mr. Lumpkin’s employment agreements.

(3)	The following amounts have been deferred into the Nonqualified Deferred Compensation Plan.

Mr. Hill	$286,596
Mr. Goebel	46,265
Mr. Lumpkin	118,404
Mr. Sword	27,692
Ms. Stutz	24,829
Mr. St. George	—

(4)	The amounts shown in this column represent restricted stock grants under our 1995 Plan. See Compensation Discussion and Analysis for additional information on the 1995 Plan and equity grants under the 1995 Plan. This column reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with SFAS 123(R) (excluding estimated forfeitures) and thus includes amounts from awards granted in and prior to 2006. Assumptions used in the calculation of this amount are included in note 3 to our audited financial statements for the fiscal year ended December 31, 2006 included in our Annual Report on Form 10-K filed with the SEC on March 1, 2007. Equity grants are recognized over the shorter of the vesting period or the date on which the executive becomes eligible for retirement. Mr. Hill, Mr. Goebel and Mr. Lumpkin are eligible for retirement. There were no forfeitures in 2006 by the named executive officers. See the Grants of Plan Based Awards and Outstanding Equity Awards tables below for additional information on our equity grants.

(5)	The amounts shown in this column represent SARs and stock options under our 1995 Plan. See Compensation Discussion and Analysis for additional information on the 1995 Plan and equity grants under the 1995 Plan. This column reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with SFAS 123(R) (excluding estimated forfeitures) and thus includes amounts from awards granted in and prior to 2006. Assumptions used in the calculation of this amount are included in note 3 to our audited financial statements for the fiscal year ended December 31, 2006 included in our Annual Report on Form 10-K filed with the SEC on March 1, 2007. Equity grants are recognized over the shorter of the vesting period or the date on which the executive becomes eligible for retirement. Mr. Hill, Mr. Goebel and Mr. Lumpkin are eligible for retirement. There were no forfeitures in 2006 by the named executive officers. See the Grants of Plan Based Awards and Outstanding Equity Awards table below for additional information on our equity grants.

(6)	The amounts shown in this column represent cash bonus payments under our 2001 Senior Executive Bonus Plan and 1999 Management and Executive Incentive Plan. See Compensation Discussion and Analysis for further discussion of these plans and payments. The following amounts have been deferred into the Nonqualified Deferred Compensation Plan.

Mr. Hill	$182,600
Mr. Goebel	—
Mr. Lumpkin	—
Mr. Sword	7,935
Ms. Stutz	7,079
Mr. St. George	—

(7)	We do not pay any preferential or above market earnings on our Nonqualified Deferred Compensation Plan.

(8)	The following are the items of other compensation and each perquisite received included in this column. See Compensation Discussion and Analysis for further discussion of our perquisites and other benefits.

		Employer
		Match of					Executive Non-
		Non-qualified				Disability	qualified Stock
	Personal	Deferred			Life Insurance	Insurance	Purchase
Name	Airplane Use(a)	Compensation	Other(b)	Flex Perks	Premium	Premium	Discount(c)
Mr. Hill	$156,911	$53,626	$18,079	$13,500	$20,340	$6,775	—
Mr. Goebel	65,550	29,208	—	9,750	—	—	—
Mr. Lumpkin	8,046	27,567	—	8,500	—	—	—
Mr. Sword	2,272	6,500	—	8,500	—	—	$18,595
Ms. Stutz	2,163	17,716	—	7,875	—	—	11,871
Mr. St. George	—	—	7,345	6,000	—	—	9,610

(a)	For proxy reporting purposes, we adopted the incremental cost method to value other annual compensation attributable to an executive’s personal use of the corporate airplane. The incremental cost method is calculated based upon the amount invoiced to the Company plus engine maintenance costs. We also include the amount of any tax reimbursement paid to the executive. This amount was as follows: Mr. Hill — $29,004; Mr. Goebel — $12,012; Mr. Lumpkin — $1,164; Mr. Sword — $642; Ms. Stutz — $636. In 2006, under our then existing policy for personal use of the corporate airplane, the CEO was eligible to use the airplane for reasonable personal purposes. Other senior executives could use the corporate airplane for personal purposes, subject to review and approval of the CEO. Effective March 1, 2007 we eliminated all personal use of the corporate airplane, except in the case of medical emergencies or other extreme hardships. The value of all personal usage, as well as spousal travel, is added to the executive’s taxable income. Mr. Hill’s value includes $95,656 as CEO and $61,255 as Chairman. Mr. Hill reimbursed the Company for his personal airplane use as Chairman in excess of the pro rata portion of the $45,000 annual amount.

(b)	With respect to Mr. Hill, the amount represents a retirement gift given to Mr. Hill by the Company and includes tax reimbursement of $7,128. With respect to Mr. St. George, the amount represents the cost of a personal trip by Mr. St. George per his employment offer. The cost was taxable to Mr. St. George.

(c)	The amount represents the Company expense in 2006 calculated pursuant to SFAS 123(R) for discounted stock purchases under our Executive Nonqualified Stock Purchase Plan. We also maintain a qualified 423 stock purchase plan in which all employees may participate. Discounted purchases for that plan are not included.

Grants of Plan-Based Awards in 2006

The following table provides information about non-equity and equity awards granted to the named executive officers in 2006.

									All Other		All Other
									Stock		Option
									Awards:		Awards:		Exercise	Grant Date
		Compensation	Estimated Future Payouts Under			Estimated Future Payouts			Number of		Number of		or Base	Fair Value
		Committee	Non-Equity Incentive			Under Equity Incentive			Shares of		Securities		Price of	of Stock and
	Grant	Approval	Plan Awards(3)			Plan Awards			Stock or		Underlying		Option	Option
Name	Date	Date(2)	Threshold	Target	Maximum	Threshold	Target	Maximum	Units		Options		Awards	Awards
Lloyd L. Hill(1)			$345,834	$691,667	$1,037,501	—	—	—	—		—		—	—
	3/1/2006	2/15/2006	—	—	—	—	—	—	11,875	(4)	69,750	(5)	$23.57	$747,916
	6/1/2006	2/15/2006	—	—	—	—	—	—	11,875	(4)	69,750	(5)	20.34	653,063
	9/1/2006	2/15/2006	—	—	—	—	—	—	11,875	(4)	69,750	(5)	21.00	674,153
David L. Goebel(1)			$330,525	$661,050	$991,575	—	—	—	—		—		—	—
	3/1/2006	2/15/2006	—	—	—	—	—	—	5,875	(4)	34,750	(5)	$23.57	$371,646
	6/1/2006	2/15/2006	—	—	—	—	—	—	5,875	(4)	34,750	(5)	20.34	324,523
	9/1/2006	2/15/2006	—	—	—	—	—	—	5,875	(4)	34,750	(5)	21.00	335,003
	12/1/2006	8/25/2006	—	—	—	—	—	—	10,875	(4)	64,125	(5)	22.34	652,706
Steven K. Lumpkin			$201,875	$403,750	$605,625	—	—	—	—		—		—	—
	1/11/2006	12/8/2005	—	—	—	—	—	—	—		150,000	(5)(6)	$22.24	$1,071,000
	3/1/2006	2/15/2006	—	—	—	—	—	—	4,213	(4)	24,875	(5)	23.57	266,212
	6/1/2006	2/15/2006	—	—	—	—	—	—	4,213	(4)	24,875	(5)	20.34	232,455
	9/1/2006	2/15/2006	—	—	—	—	—	—	4,212	(4)	24,875	(5)	21.00	239,941
	12/1/2006	2/15/2006	—	—	—	—	—	—	4,212	(4)	24,875	(5)	22.34	253,047
Stanley M. Sword			$113,750	$227,500	$341,250	—	—	—	—		—		—	—
	3/1/2006	2/15/2006	—	—	—	—	—	—	2,250	(4)	13,500	(5)	$23.57	$143,618
	6/1/2006	2/15/2006	—	—	—	—	—	—	2,250	(4)	13,500	(5)	20.34	125,415
	9/1/2006	2/15/2006	—	—	—	—	—	—	2,250	(4)	13,500	(5)(7)	21.00	129,465
	12/1/2006	2/15/2006	—	—	—	—	—	—	2,250	(4)	13,500	(5)	22.34	136,530
Carin L. Stutz			$101,483	$202,965	$304,448	—	—	—	—		—		—	—
	3/1/2006	2/15/2006	—	—	—	—	—	—	—		22,500	(5)	$23.57	$150,975
	6/1/2006	2/15/2006	—	—	—	—	—	—	—		22,500	(5)	20.34	132,750
	9/1/2006	2/15/2006	—	—	—	—	—	—	—		22,500	(5)	21.00	137,025
	12/1/2006	2/15/2006	—	—	—	—	—	—	—		22,500	(5)	22.34	143,775
Rohan St. George			$70,009	$140,017	$210,026	—	—	—	—		—		—	—
	3/1/2006	2/15/2006	—	—	—	—	—	—	500	(4)	3,500	(5)	$23.57	$35,270
	6/1/2006	2/15/2006	—	—	—	—	—	—	500	(4)	3,500	(5)	20.34	30,820
	9/1/2006	2/15/2006	—	—	—	—	—	—	500	(4)	3,500	(5)(8)	21.00	31,815
	12/1/2006	2/15/2006	—	—	—	—	—	—	500	(4)	3,500	(5)(8)	22.34	33,535

(1)	Mr. Hill’s annual target bonus is based on eight full months as Chief Executive Officer prior to retiring in September 2006. Mr. Hill received three quarterly SARs grants before he retired. Mr. Goebel’s annual target bonus was adjusted in September 2006 upon becoming Chief Executive Officer.

(2)	The Executive Compensation Committee generally approves the amounts and dates for the quarterly grants for the entire year during their February meeting. Additional grants may be approved at a later date.

(3)	These columns show the range of payouts for 2006 performance under our cash bonus plans. The actual amount paid to the executives for 2006 is shown in the Summary Compensation Table in the Non-Equity Incentive Plan Compensation column. The amounts shown as Threshold, Target, and Maximum represent the minimum, target and maximum payout amounts a named executive officer can receive under the Company’s cash bonus plans for 2006. For additional information on our cash bonus plans, see Compensation Discussion and Analysis.

(4)	Consists of a quarterly restricted stock grant under our 1995 Plan. The awards vest three years from March 1, 2006. Mr. Goebel received three quarterly restricted stock grants of 5,875 as Chief Operating Officer and President and one restricted stock grant of 10,875 as President and Chief Executive Officer. See Compensation Discussion and Analysis for additional information on equity grants under our 1995 Plan.

(5)	Consists of a quarterly SAR grant under our 1995 Plan. The awards vest three years from March 1, 2006. Upon exercise of the SAR the executive receives the number of shares of common stock equal in value to the difference between the fair market value on the grant date and the fair market value on the exercise date multiplied by the number of shares exercised. Mr. Hill received 3 quarterly SARs grants before he retired. Mr. Goebel received three quarterly SAR grants of 34,750 as Chief Operating Officer and President and one SAR grant of 64,125 as President and Chief Executive Officer. See Compensation Discussion and Analysis for additional information on equity grants under our 1995 Plan.

(6)	Mr. Lumpkin received a grant of 150,000 stock option shares vesting 01/11/2011 in connection with his new employment agreement in January 2006.

(7)	Mr. Sword received grants totaling 8,739 SARs and 4,761 incentive stock options. The incentive stock options were granted in lieu of SARs to assist Mr. Sword in attaining executive stock ownership requirements.

(8)	On September 1, 2006, Mr. St. George received a grant of 3,500 incentive stock options and on December 1, 2006, Mr. St. George received grants totaling 2,314 SARs and 1,186 incentive stock options. The incentive options were granted in lieu of SARs to assist Mr. St. George in attaining executive stock ownership requirements.

Outstanding Equity Awards at 2006 Year-End

The following table provides information on the outstanding option awards and stock awards for our named executive officers at 2006 fiscal year end.

	Option Awards					Stock Awards
									Equity
			Equity					Equity	Incentive
			Incentive					Incentive	Plan Awards:
			Plan Awards:				Market	Plan Awards:	Market or
	Number of	Number of	Number			Number of	Value of	Number of	Payout Value
	Securities	Securities	of Securities			Shares or	Shares or	Unearned	of Unearned
	Underlying	Underlying	Underlying			Units of	Units of	Shares, Units	Shares, Units
	Unexercised	Unexercised	Unexercised	Option	Option	Stock That	Stock That	or Rights	or Other Rights
	Options	Options	Unearned	Exercise	Expiration	Have Not	Have Not	That Have Not	That Have
Name	Exercisable	Unexercisable(1)	Options	Price	Date	Vested(2)	Vested	Vested	Not Vested
Lloyd L. Hill	66,499	—	—	$16.2533	1/2/2013	—	—	—	—
	—	35,250	—	28.9100	3/1/2012	—	—	—	—
	—	35,250	—	23.2200	3/1/2012	—	—	—	—
	—	35,250	—	21.6500	3/1/2012	—	—	—	—
	—	35,250	—	27.4000	3/1/2012	—	—	—	—
	—	69,750	—	21.0000	3/1/2013	—	—	—	—
	—	69,750	—	20.3400	3/1/2013	—	—	—	—
	—	69,750	—	23.5700	3/1/2013	—	—	—	—
	—	187,499	—	25.7867	1/2/2014	—	—	—	—
	—	—	—	—	—	11,875	$292,956	—	—
	—	—	—	—	—	11,875	292,956	—	—
	—	—	—	—	—	11,875	292,956	—	—
	—	—	—	—	—	27,000	666,090	—	—
	—	—	—	—	—	22,500	555,075	—	—
David L. Goebel	48,749	—	—	$16.2533	1/2/2013	—	—	—	—
	56,250	—	—	14.7155	1/2/2012	—	—	—	—
	16,875	—	—	16.1155	4/19/2012	—	—	—	—
	—	21,750	—	28.9100	3/1/2012	—	—	—	—
	—	21,750	—	23.2200	3/1/2012	—	—	—	—
	—	21,750	—	21.6500	3/1/2012	—	—	—	—
	—	21,750	—	27.4000	3/1/2012	—	—	—	—

	Option Awards					Stock Awards
									Equity
			Equity					Equity	Incentive
			Incentive					Incentive	Plan Awards:
			Plan Awards:				Market	Plan Awards:	Market or
	Number of	Number of	Number			Number of	Value of	Number of	Payout Value
	Securities	Securities	of Securities			Shares or	Shares or	Unearned	of Unearned
	Underlying	Underlying	Underlying			Units of	Units of	Shares, Units	Shares, Units
	Unexercised	Unexercised	Unexercised	Option	Option	Stock That	Stock That	or Rights	or Other Rights
	Options	Options	Unearned	Exercise	Expiration	Have Not	Have Not	That Have Not	That Have
Name	Exercisable	Unexercisable(1)	Options	Price	Date	Vested(2)	Vested	Vested	Not Vested
David L. Goebel	—	64,125	—	22.3400	3/1/2013	—	—	—	—
	—	34,750	—	21.0000	3/1/2013	—	—	—	—
	—	34,750	—	20.3400	3/1/2013	—	—	—	—
	—	34,750	—	23.5700	3/1/2013	—	—	—	—
	—	67,499	—	25.7867	1/2/2014	—	—	—	—
	—	—	—	—	—	10,875	$268,286	—	—
	—	—	—	—	—	5,875	144,936	—	—
	—	—	—	—	—	5,875	144,936	—	—
	—	—	—	—	—	5,875	144,936	—	—
	—	—	—	—	—	17,000	419,390	—	—
	—	—	—	—	—	9,000	222,030	—	—
Steven K. Lumpkin	67,499	—	—	$16.2533	1/2/2013	—	—	—	—
	—	14,125	—	28.9100	3/1/2012	—	—	—	—
	—	150,000	—	22.2400	1/11/2013	—	—	—	—
	—	14,125	—	23.2200	3/1/2012	—	—	—	—
	—	14,125	—	21.6500	3/1/2012	—	—	—	—
	—	14,125	—	27.4000	3/1/2012	—	—	—	—
	—	24,875	—	22.3400	3/1/2013	—	—	—	—
	—	24,875	—	21.0000	3/1/2013	—	—	—	—
	—	24,875	—	20.3400	3/1/2013	—	—	—	—
	—	24,875	—	23.5700	3/1/2013	—	—	—	—
	—	67,499	—	25.7867	1/2/2014	—	—	—	—
	—	—	—	—	—	4,212	$103,910	—	—
	—	—	—	—	—	4,212	103,910	—	—
	—	—	—	—	—	4,213	103,935	—	—
	—	—	—	—	—	4,213	103,935	—	—
	—	—	—	—	—	10,500	259,035	—	—
	—	—	—	—	—	9,000	222,030	—	—
Stanley M. Sword	—	13,500	—	$21.0000	3/1/2013	—	—	—	—
	—	20,000	—	25.5000	8/8/2012	—	—	—	—
	—	10,000	—	23.2200	3/1/2012	—	—	—	—
	—	10,000	—	21.6500	3/1/2012	—	—	—	—
	—	13,500	—	22.3400	3/1/2013	—	—	—	—
	—	13,500	—	20.3400	3/1/2013	—	—	—	—
	—	13,500	—	23.5700	3/1/2013	—	—	—	—

	Option Awards					Stock Awards
									Equity
			Equity					Equity	Incentive
			Incentive					Incentive	Plan Awards:
			Plan Awards:				Market	Plan Awards:	Market or
	Number of	Number of	Number			Number of	Value of	Number of	Payout Value
	Securities	Securities	of Securities			Shares or	Shares or	Unearned	of Unearned
	Underlying	Underlying	Underlying			Units of	Units of	Shares, Units	Shares, Units
	Unexercised	Unexercised	Unexercised	Option	Option	Stock That	Stock That	or Rights	or Other Rights
	Options	Options	Unearned	Exercise	Expiration	Have Not	Have Not	That Have Not	That Have
Name	Exercisable	Unexercisable(1)	Options	Price	Date	Vested(2)	Vested	Vested	Not Vested
Stanley M. Sword	—	—	—	—	—	2,250	$55,508	—	—
	—	—	—	—	—	2,250	55,508	—	—
	—	—	—	—	—	2,250	55,508	—	—
	—	—	—	—	—	2,250	55,508	—	—
	—	—	—	—	—	8,000	197,360	—	—
Carin L. Stutz	37,499	—	—	$16.2533	1/2/2013	—	—	—	—
	33,750	—	—	14.7155	1/2/2012	—	—	—	—
	22,500	—	—	16.1155	4/19/2012	—	—	—	—
	—	10,000	—	28.9100	3/1/2012	—	—	—	—
	—	10,000	—	23.2200	3/1/2012	—	—	—	—
	—	10,000	—	21.6500	3/1/2012	—	—	—	—
	—	10,000	—	27.4000	3/1/2012	—	—	—	—
	—	22,500	—	22.3400	3/1/2013	—	—	—	—
	—	22,500	—	21.0000	3/1/2013	—	—	—	—
	—	22,500	—	20.3400	3/1/2013	—	—	—	—
	—	22,500	—	23.5700	3/1/2013	—	—	—	—
	—	37,499	—	25.7867	1/2/2014	—	—	—	—
Rohan St. George	—	22,500	—	$22.9800	11/1/2014	—	—	—	—
	—	5,000	—	28.9100	3/1/2012	—	—	—	—
	—	5,000	—	27.4000	3/1/2012	—	—	—	—
	—	5,000	—	21.6500	3/1/2012	—	—	—	—
	—	5,000	—	23.2200	3/1/2012	—	—	—	—
	—	40,000	—	26.3000	8/1/2012	—	—	—	—
	—	3,500	—	23.5700	3/1/2013	—	—	—	—
	—	3,500	—	20.3400	3/1/2013	—	—	—	—
	—	3,500	—	21.0000	3/1/2013	—	—	—	—
	—	3,500	—	22.3400	3/1/2013	—	—	—	—
	—	—	—	—	—	500	$12,335	—	—
	—	—	—	—	—	500	12,335	—	—
	—	—	—	—	—	500	12,335	—	—
	—	—	—	—	—	500	12,335	—	—

(1)	The following table provides information with respect to the vesting of outstanding stock options and SARs. Upon exercise of the SAR, the executive receives the number of shares of common stock equal in value to the difference between the fair market value on the grant date and the fair market value on the exercise date multiplied by the number of shares exercised. See Compensation Discussion and Analysis for a discussion of vesting.

		Vesting Date

Name	Award Type	1/2/2007	11/1/2007	3/1/2008	8/8/2008	3/1/2009	8/1/2009	8/1/2010	1/11/2011
Mr. Hill	Stock Option	187,499	—	141,000	—	—	—	—	—
	SAR	—	—	—	—	209,250	—	—	—
Mr. Goebel	Stock Option	67,499	—	87,000	—	—	—	—	—
	SAR	—	—	—	—	168,375	—	—	—
Mr. Lumpkin	Stock Option	67,499	—	56,500	—	—	—	—	150,000
	SAR	—	—	—	—	99,500	—	—	—
Mr. Sword	Stock Option	—	—	20,000	20,000	4,761	—	—	—
	SAR	—	—	—	—	49,239	—	—	—
Ms. Stutz	Stock Option	37,499	—	40,000	—	—	—	—	—
	SAR	—	—	—	—	90,000	—	—	—
Mr. St. George	Stock Option	—	22,500	20,000	—	4,686	10,000	30,000	—
	SAR	—	—	—	—	9,314	—	—	—

(2)	The following table provides information with respect to the vesting of outstanding shares of restricted stock. See Compensation Discussion and Analysis for a discussion of vesting.

	Vesting Date
Name	1/2/2007	3/1/2008	8/8/2008	3/1/2009
Mr. Hill	22,500	27,000	—	35,625
Mr. Goebel	9,000	17,000	—	28,500
Mr. Lumpkin	9,000	10,500	—	16,850
Mr. Sword	—	—	8,000	9,000
Ms. Stutz	—	—	—	—
Mr. St. George	—	—	—	2,000

Option Exercises and Stock Vested In 2006

The following table provides information on stock options exercised or restricted stock vested in 2006.

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired	Value Realized	Acquired	Value Realized
Name	on Exercise	on Exercise(1)	on Vesting	on Vesting(2)
Lloyd L. Hill	121,000	$1,032,336	33,750	$780,300
David L. Goebel	—	—	12,931	280,879
Steven K. Lumpkin	—	—	12,750	294,780
Stanley M. Sword	—	—	—	—
Carin L. Stutz	—	—	—	—
Rohan St. George	—	—	3,750	85,650

(1)	Amounts reflect the difference between the exercise price and the market price at the time of exercise.

(2)	Amounts reflect the market value of the stock on the vesting date.

Nonqualified Deferred Compensation In 2006

The 2006 Nonqualified Deferred Compensation table represents amounts deferred under our Nonqualified Deferred Compensation Plan. The plan allows participants to defer up to 50% of base salary and 100% of cash bonuses. We make a matching contribution equal to the amount we would have contributed under our qualified 401(k) plan. The plan offers 28 investment funds that the executive may choose to invest deferral and Company match contributions. The fund array includes Large, Mid, and Small Cap as well as International, Blended, Bond, and Short Term funds offering various risk versus reward opportunities. These funds mirror the fund selection in our 401(k) plan. The rate of return for these funds in 2006 ranged from 3.74% to 22.52%. An executive may change his or her investment elections at any time. See Compensation Discussion and Analysis for an additional discussion of this plan.

					Aggregate
	Executive	Registrant		Aggregate	Balance
	Contributions in	Contributions in	Aggregate Earnings	Withdrawals/	at Last
Name	Last FY(1)	Last FY(1)	in Last FY	Distributions	FYE
Lloyd L. Hill	$469,196	$53,626	$261,517	—	$3,967,168
David L. Goebel	46,265	29,208	46,358	—	399,283
Steven K. Lumpkin	118,404	27,567	75,670	—	636,331
Stanley M. Sword	29,945	6,500	5,592	—	55,602
Carin L. Stutz	32,317	17,716	37,867	—	298,018
Rohan St. George	—	—	—	—	—

(1)	The contributions were previously reported in the Summary Compensation Table.

Potential Payments Upon Termination or Change-In-Control

As noted under Compensation Discussion and Analysis above, we have adopted an Executive Retirement Plan (“ERP”) that provides for payments and benefits in the event an eligible retirement occurs and our named executive officers are (or may become) eligible for that Plan. Also, we maintain a severance plan for which the named executive officers other than Mr. Hill may become eligible, and we have entered into separate agreements with each of our named executive officers that provide for payments and benefits in connection with the officer’s termination. In the case of Mr. Goebel and Mr. Lumpkin, these agreements are individual employment agreements. In the case of the other named executive officers, these agreements are “change in control and non-compete agreements” (“CiC/NC Agreements”). A description of the terms of each of these arrangements follows.

Mr. Hill’s employment and severance agreements terminated as of his retirement. However, Mr. Hill’s outstanding stock options, SARs and restricted stock remain subject to the terms of our 1995 Plan, which provides for immediate vesting of awards that are not vested upon a change in control.

Executive Retirement Plan

Named executive officers who become eligible for, enroll in and fulfill the obligations imposed by the ERP will receive certain benefits following retirement. An officer is eligible to retire under the ERP if his or her age is 50 or above, the sum of his or her age plus years of service with the Company equals at least 60, the officer has served as an officer for at least 60 full consecutive months, and has both enrolled in the plan and signed either an employment agreement or the CiC/NC Agreement described below. Mr. Goebel and Mr. Lumpkin were eligible for the ERP as of December 31, 2006. If each were to remain employed as an officer, the following would become eligible for the ERP on the following dates: Mr. St. George: February 28, 2012; Ms. Stutz: April 16, 2008; and Mr. Sword: July 3, 2013. Mr. Hill retired on September 4, 2006 and qualified for benefits under the ERP and became subject to the ERP obligations.

An executive who retires under this plan is entitled to (i) continued group health, life and disability coverage for him or herself and his or her spouse (or eligible domestic partner) and eligible dependents under a plan sponsored by the Company at the officer’s expense (this generally ends on the date of Medicare eligibility);

(ii) continued vesting of options, SARs and restricted stock and continued exercisability of options and SARs, in each case with respect to options, SARs and restricted stock issued after January 1, 2004; (iii) payment of a prorated target bonus for the year of retirement; (iv) waiver of any requirement that the officer be employed on the bonus payment date in order to be eligible to receive any bonus earned for the year preceding retirement; (v) payment of accrued vacation; and (vi) continued participation in certain benefits of the FlexPerx plan for officers. If a change in control were to occur after retirement, the terms of the 1995 Plan would control. Generally, outstanding options, SARs and restricted stock would vest immediately upon a change in control.

To receive retirement benefits, an eligible executive must provide at least six months prior written notice of his or her intent to retire, voluntarily terminate employment under circumstances not constituting “cause” on the date specified in the notice (or another date agreed to by us), and execute (and not revoke) a release of claims. The executive must also fulfill the following obligations following retirement: (i) not engage in any full time, for profit work (this obligation applies even to work that is not competitive with us, unless the CEO consents otherwise in writing) until all benefits due under the ERP are received; (ii) safeguard and protect our trade secrets and confidential and proprietary information at all times and return all Company property to us; (iii) deliver and disclose all discoveries and assist us to establish our rights to all intellectual property (this obligation expires on the first anniversary of the date on which all benefits under the ERP have been paid); (iv) not compete with the Company in North America in the casual dining restaurant industry or any other segment of the restaurant industry in which we may become involved prior to the date of termination of employment (the “Company’s Business”) (this obligation expires on the first anniversary of the date on which all benefits under the ERP have been paid); and (v) not solicit our employees to work elsewhere in the Company’s Business (this obligation expires on the first anniversary of the date on which all benefits under the ERP have been paid).

If these obligations are violated, benefits will stop and prior benefits received due to the ERP must be repaid. Restricted stock, any unexercised options that remain exercisable only because of the ERP and any formerly restricted shares that had not been previously forfeited due to the ERP will be forfeited and the shares (and any proceeds from sale of the shares) must be returned to us. Any shares received due to an option exercise that would not have been possible but for the ERP (and any proceeds from sale of the shares) must also be returned.

The ERP may not be amended to reduce the net aggregate value of the ERP with respect to a particular person after that person becomes eligible to retire, or during the 18-month period following a change in control (as defined in the CiC/NC or employment agreement, as applicable). Because they are not eligible to retire, the ERP may be amended with respect to Ms. Stutz, Mr. Sword or Mr. St. George, unless a change in control or their eligibility under the ERP were to occur prior to the effective date of any such amendment.

Severance Plan

Under the severance plan, an executive will be entitled to benefits if he or she is terminated from employment by the Company due to a reduction in workforce, a reorganization or restructuring, changes in our operating requirements or other circumstances specified or determined by the Executive Compensation Committee at the time of termination of employment to qualify as a loss of position through no fault of the executive, and the executive receives a notification letter from an authorized Company official at the time of termination of employment stating that he or she is eligible for benefits under the plan.

In addition, to qualify for severance benefits, the executive must have entered into an agreement satisfactory to the Executive Compensation Committee with respect to protection of intellectual property, non-competition and confidentiality, and the executive must have returned all Company property. Also, the executive must have executed (and not revoked) a release of claims against the Company, and cooperated in the efficient and orderly transfer of his or her duties and responsibilities.

Those officers who become eligible to receive severance pay will receive the following benefits:

•	Fifty-two weeks of base pay;

•	The Company will pay 50% of any cost of COBRA coverage for the period that a similarly situated non-officer salaried employee would receive under our severance plan (which is currently the longer of one week for each completed 6 months of service or 12 weeks); or until the officer becomes employed by a successor employer, if earlier;

•	Additional severance pay equal to 50% of the monthly cost of COBRA coverage for the portion of the 52 week severance period during which the COBRA premium is not subsidized, plus a tax reimbursement of 32%, provided that this additional severance pay will stop upon the officer becoming employed by any employer and will be based on the level of health plan coverage in effect on the date of termination of employment, and will be paid regardless of whether COBRA coverage is elected;

•	Severance pay will be reduced by any other amount paid by us due to termination of employment, any amounts received by the officer from any employer during the one-year period following eligibility for severance pay, and any unemployment benefits or payments pursuant to the Worker Adjustment and Retraining Notification Act.

The maximum severance pay is two times the lesser of the officer’s W-2 wages for the calendar year preceding the calendar year in which the termination occurs, or the maximum amount that may be taken into account under a qualified retirement plan pursuant to Code section 401(a)(17) ($220,000 for 2006) for the year in which the termination of employment occurs. All severance pay must be paid no later than December 31 of the second calendar year following the calendar year in which the termination of employment occurs.

Employment Agreements for Mr. Goebel and Mr. Lumpkin

The employment agreements for Mr. Goebel and Mr. Lumpkin are substantially the same with respect to payments upon termination or change in control. Both agreements have an initial three-year term commencing January 3, 2006, and will automatically renew at the end of the initial term and each subsequent term for a period of one year unless either party gives written notice of non-renewal to the other at least 60 days prior to expiration.

If the agreement were terminated by the Company without “cause” prior to expiration of the agreement, then the executive would receive all of the “severance payments” set forth below, would be subject to a non-compete agreement for the entire severance payment period, and would be allowed to elect to retire under the ERP and receive the benefits under that plan in addition to the severance payments. If the agreement were terminated by us with cause before expiration of the agreement, then the executive is not entitled to any severance payments and he is subject to the non-competition obligations for 24 months following termination. If the agreement were terminated by the executive for “good reason” prior to expiration of the agreement, the executive would receive all of the severance payments and would be subject to the non-competition obligations during the severance payment period. If the agreement were terminated by the executive without “good reason” prior to expiration of the agreement, the executive would not be entitled to severance and would be subject to the non-competition obligations for 24 months following termination.

If the agreement were to expire, then we may elect within 90 days following expiration that, upon a termination of employment of the executive for any reason within two years following expiration of the agreement, the executive will receive Items 1, 2 and 7 of the seven severance payments set forth below, and will be subject to the non-competition obligations for the entire severance payment period. If we do not elect to pay such severance within such 90-day period, there are two situations in which additional rights may nevertheless accrue under the agreement: (i) if expiration of the agreement were elected by the executive, the Company has two years after the agreement expires to elect to make severance payments 1, 2 and 7 and subject the executive to the non-competition obligations for the severance payment period; or (ii) if the agreement were to expire at the election of the executive and the executive were to fail to make his services available for 120 days following the expiration, then the executive will be subject to the non-competition obligations for such 120-day period and for one year thereafter and we are not obligated to pay any severance payments.

The following are the “severance payments”:

(1) a monthly amount equal to 1/12 of the executive’s annual base salary at the current effective annual rate, which amount is to be paid for each month of the “severance payment period” (defined below);

(2) a monthly amount equal to 1/12 of the greater of (a) the average of the executive’s actual bonus attributable to each of the preceding three fiscal years, or (b) the executive’s target bonus for the fiscal year in which the termination occurred multiplied by the average percentage bonus attainment of the executive over the preceding three fiscal years, in either case such amount is to be paid for each month of the severance payment period;

(3) immediate vesting of any unvested options, SARs or other equity based awards held by the executive as of the day immediately preceding the effective date of termination;

(4) all restrictions on restricted share awards are removed and deemed satisfied and any vesting periods accelerated;

(5) accelerated payment of our FlexPerx benefit for the year in which termination occurs, if such payment was earned by the executive at the effective time of the termination;

(6) continued accrual of match under our nonqualified deferred compensation plan (or any replacement retirement arrangement) during the severance payment period; and

(7) payment of premiums for health plan coverage during the severance payment period.

The “severance payment period” is at least 24 months following the effective date of termination of employment. We may elect to extend the severance payment period by 12 months by providing written notice to the executive within 30 days following the effective date of termination of employment.

If, prior to expiration of the agreement, the executive’s employment were terminated for any reason by the Company or by the executive, and if such termination were to occur within 12 months following a “change in control,” then no severance payments would be due and the following payments would be made:

(1) A lump sum payment made within 10 days equal to two times the sum of his base salary in effect immediately prior to the change in control, plus the greater of (i) the average of his actual bonus attributable to each of the preceding three fiscal years or (ii) his target bonus amount for the fiscal year in which the termination occurs multiplied by the average percentage bonus attainment of the executive over the preceding three fiscal years;

(2) We will pay health, life and disability plan premiums and continue to credit match to the nonqualified deferred compensation plan (or any replacement retirement arrangement), in both cases for 24 months;

(3) All unvested stock options, SARs and other equity based awards will be immediately vested as of the day immediately preceding the effective date of termination and all restrictions on restricted share awards shall be removed and deemed satisfied and any vesting periods will be accelerated;

(4) The executive will receive an accelerated payment under our FlexPerx benefit for the year in which the termination occurs, if such payment was earned by him at the effective time of the termination;

(5) The executive will be bound by the non-competition obligations for 24 months following the effective date of termination of employment.

However, if the payments due upon a termination of employment within 12 months following a change in control would result in creating an “excess parachute payment” as that term is defined in Code section 280G, then the executive would be paid $1.00 less than the maximum amount that could be paid without creating an excess parachute payment, if such reduced payment would result in a greater after-tax payment to the executive.

The agreements provide that “change in control” has the meaning ascribed to such term under Code section 409A and the regulations and guidance promulgated thereunder.

Notwithstanding the foregoing, the agreement provides for a six-month delay in payment in most situations due to considerations under Code section 409A. In the case of a six-month delay, we will pay interest on the amount due the executive at the rate of interest that we paid on our indebtedness during the period of delay. If we negligently or willfully fail to delay payment and the executive owes an additional tax, then we will pay the amount of that tax to the executive.

Under the non-competition provision, the executive agrees not to compete with us in North America in the casual dining restaurant industry or in any other segment of the restaurant industry in which we or any subsidiary becomes involved after the date of the agreement and prior to the termination of the executive’s employment.

In addition to the non-competition obligations, the executive is subject to the following obligations: (i) maintain the confidentiality of our proprietary information and not use such information for his own benefit or the benefit of another during the term of the agreement and thereafter; (ii) disclose all discoveries that arise during his employment and assist us in establishing our rights with respect to such discoveries during his employment; and (iii) during his employment and for two years thereafter, not to employ or solicit the employment of any individual employed by us to work in the casual dining restaurant industry or any other segment of the restaurant industry in which we may become involved after the date hereof and prior to the date of termination of the executive’s employment (the Chief Executive Officer may create a written exception to this obligation (iii)).

For purposes of the employment agreements for Mr. Goebel and Mr. Lumpkin:

“Cause” means:

(i) The executive is convicted of — or pleads no contest / nolo contendre to — any felony or any other serious criminal offense; or

(ii) The executive breaches any material provision of the agreement (other than the non-compete, confidentiality, intellectual property and nonsolicitation obligations), or habitually neglects to perform his duties under the agreement (other than for reasons related to illness, injury or temporary disability) and such breach or neglect is not corrected in the Company’s good faith belief within fifteen (15) business days after receipt of written notice from the Board; or

(iii) The executive breaches any of the non-compete, confidentiality, intellectual property and nonsolicitation obligations, and such breach is not corrected in our good faith belief within five (5) business days after receipt of written notice from the Chief Executive Officer; or

(iv) The executive is determined to have intentionally acted in material violation of any applicable local, state or federal law relating to discrimination or harassment;

(v) The executive violates any material Company policy applicable to senior executives of the Company;

(vi) The executive acts, without Board direction or approval, in a manner that is injurious to the financial condition of the Company; or

(vii) The executive dies or becomes permanently disabled from continuing to provide the level of service required under the Agreement. In the event of the executive’s permanent disability, the executive, or his designated agent, may elect retirement and receive all benefits to which he may be entitled under ERP.

“Good reason” means a termination if we (i) breach our obligations to pay any salary, benefit or bonus due, (ii) require the executive to relocate more than 50 miles from the greater Kansas City area, (iii) diminish the functional responsibilities of the executive in a manner that would cause an analysis of the remaining functional responsibilities of the executive to receive a Hay point rating of less than 3837 in the case of Mr. Goebel or 2460 in the case of Mr. Lumpkin, or (iv) reduce the total direct compensation of the executive from one year to the next by more than 20 percentage points from the average change in total direct compensation for our other four most highly paid executives (as an example, if the change for each of the other four executives was +6%, -8%, +10% and -4%, for an average change of +4%, then the change for Mr. Goebel or Mr. Lumpkin could not be more than -16%); and in the event of any of (i), (ii), (iii) or (iv), the executive has given written notice to the Board as to the details of the basis for such good reason within 30 days following the date on which the executive alleges the event giving rise to such good reason occurred and we have failed to provide a reasonable cure within ten (10) days after its receipt of such notice.

Change in Control and Non-Compete Agreements

Ms. Stutz, Mr. St. George and Mr. Sword are each parties to a CiC/NC Agreement with the Company. Each CiC/NC Agreement supersedes any previous agreement. It provides for a lump sum payment and other benefits in the event the officer resigns with good reason (as defined) or is terminated by us without cause (as defined) within eighteen months following a change in control of the Company. The payment equals two times the sum of the officer’s annual base salary plus the greater of (i) the officer’s average bonus for the three preceding fiscal years or (ii) the officer’s target bonus for the fiscal year in which his or her employment terminates. The other benefits are (i) two years’ continued participation in a Company health plan at our expense for the executive and his or her spouse (or eligible domestic partner) and eligible dependents, and (ii) immediate vesting of any unvested options, restricted shares and other equity compensation issued after January 1, 2004.

For purposes of this agreement:

“Change in control” means any one of the following:

•	continuing Directors no longer constitute at least 2/3 of the Board; or

•	any person or group of persons (as defined in Rule 13d-5 under the Exchange Act ), together with its affiliates, become the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of thirty percent (30%) or more of the Company’s then outstanding common stock or thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities (calculated in accordance with Section 13(d)(3) or 14(d) of the Exchange Act) entitled generally to vote for the election of the Company’s directors; or

•	the merger or consolidation of the Company with any other corporation, the sale of substantially all of the assets of the Company or the liquidation or dissolution of the Company, unless, in the case of a merger or consolidation, the then Continuing Directors in office immediately prior to such merger or consolidation will constitute at least 2/3 of the Board of Directors of the surviving corporation of such merger or consolidation and any parent (as such term is defined in Rule 12b-2 under the Exchange Act) of such corporation; or

•	at least 2/3 of the then Continuing Directors in office immediately prior to any other action proposed to be taken by the Company’s stockholders or by the Board determine that such proposed action, if taken, would constitute a change in control of the Company and such action is taken.

“Continuing Director” means any individual who either (i) was a member of the Board (a “Director”) on the date of the CiC/NC Agreement, or (ii) was designated (as of the day of initial election as a Director) as a Continuing Director by a majority of the then Continuing Directors.

“Cause” means:

•	The executive is convicted of — or pleads no contest / nolo contendre to — any felony or any criminal offense involving fraud; or

•	The executive is determined by a government agency or court to have violated the CiC/NC Agreement or any applicable local, state or federal employment law, including, but not limited to, any anti-discrimination law.

“Good reason” means that the Company (or our successor):

•	reduces the officer’s compensation or benefits as in effect prior to the change in control; or

•	requires the officer to relocate more than 50 miles from the metropolitan area in which he or she worked prior to the change in control; or

•	reduces the officer’s responsibilities.

Regardless of whether a change in control were to occur, this agreement imposes the same confidentiality, non-competition, employee nonsolicitation and intellectual property obligations that are imposed by the ERP, except that the intellectual property obligations do not expire, as they do under the ERP (the “Obligations”). If an executive were to voluntarily terminate following a change in control and not be eligible for benefits under the CiC/NC Agreement, or be terminated by us without cause before a change in control were to occur, and we do not pay benefits equal to the amount that would be paid under the severance plan if the officer’s job had been eliminated, then he or she is not bound by the Obligations.

Each CiC/NC Agreement is effective for three years, and is automatically extended for successive one year terms unless either party gives notice of termination sixty days before expiration of the term. A CiC/NC Agreement may not be terminated during the eighteen months following a change in control and may not be terminated thereafter with respect to anyone who terminates during such eighteen-month period and is entitled to benefits. The confidentiality and intellectual property obligations survive termination of the agreement.

If a termination of employment were to occur under circumstances that entitle the individual to benefits under both the ERP and a CiC/NC Agreement, then the individual would receive both sets of benefits and be subject to the obligations of both arrangements.

If an individual’s CiC/NC Agreement benefits would create an excess parachute payment under Section 280G of the Internal Revenue Code of 1986 (as amended, the “Code”), then the benefits will be reduced to $1.00 less than the maximum amount that would not create an excess parachute payment, if the individual would thereby receive a greater after-tax payment than would be received if there were no such reduction.

Equity Awards

Outstanding, unvested option, stock appreciation right and restricted stock awards provide for full, immediate vesting upon termination due to death or disability.

The following tables provide information on potential benefits that could be received by each named executive officer upon a termination or change in control.

Lloyd L. Hill

Executive Benefits and Payments Upon Termination(1)	Normal Retirement		Change in Control
Compensation:
Base Salary	—		—
Short-term incentive for 2006 fiscal year(2)	$365,200	(2)	—
Other short-term incentive	—		—
Stock Options/SARs	792,293	(3)	$792,293	(4)
Restricted Stock	1,544,959	(3)	1,544,959	(4)
Benefits and Perquisites:
Incremental Nonqualified deferred compensation match	—		—
Post-Termination Health Care	20,506		20,506
Life Insurance Proceeds	—		—
Disability Benefits	—		—
Accrued Vacation Pay	—		—
FlexPerks	13,500		—
Health care subsidy and tax reimbursement	—		—
Total	$2,736,458		$2,357,758

(1)	Mr. Hill retired under the ERP in September 2006.

(2)	Mr. Hill’s target short-term incentive was prorated based on the number of full months worked as CEO. Mr. Hill was entitled to a prorated bonus payout at target per the ERP, but Mr. Hill requested and the Committee ratified the bonus payout calculation based on Company performance results through August 31, 2006. This resulted in Mr. Hill receiving $326,467 less than what he could have been paid under the ERP.

(3)	The amount shown represents all of Mr. Hill’s unvested equity as of December 31, 2006. Mr. Hill will continue to vest in these awards during his retirement, but the amount was not discounted to reflect present value.

(4)	Mr. Hill’s equity accelerates vesting in the event of a change in control. The value is based on the closing price for the Company’s stock as of the last trading day in 2006, which was $24.67.

David L. Goebel, President and Chief Executive Officer

	Termination
	by the
	NEO					Involuntary			Termination
	not for					Not for		For	by NEO					Change in
Executive Benefits and Payments	Good	Job		Normal		Cause		Cause	for Good					Control
Upon Termination(1)	Reason	Elimination		Retirement		Termination(2)		Termination	Reason(2)		Death	Disability		Termination(3)
Compensation:
Base Salary	—	$1,950,000		—		$1,950,000		—	$1,950,000		—	—		$1,300,000
Short-term incentive for 2006 fiscal year	—	—		$682,500		—		—	—		—	$682,500		—
Other short-term incentive	—	1,528,449		—		1,528,449		—	1,528,449		—	—		1,018,966
Stock Options/SARs	—	562,859		562,859	(4)	562,859		—	562,859		$562,859	562,859		562,859
Restricted Stock	—	1,122,485		1,122,485	(4)	1,122,485		—	1,122,485		1,122,485	1,122,485		1,122,485
Benefits and Perquisites:
Incremental Nonqualified deferred compensation match	—	78,000	(5)	—		78,000	(5)	—	78,000	(5)	—	—		52,000	(5)
Post-Termination Health Care	—	67,515	(6)	—	(7)	67,515	(6)	—	67,515	(6)	—	—	(7)	25,215	(8)
Life Insurance Benefits	—	—		—		—		—	—		100,000	—		741	(9)
Disability Benefits	—	—		—		—		—	—		—	590,867	(10)	1,791	(11)
Accrued Vacation Pay	—	—		54,167		—		—	—		—	54,167		—
FlexPerx	—	9,750		9,750		9,750		—	9,750		—	9,750		9,750
Total	—	$5,319,058		$2,431,761		$5,319,058		—	$5,319,058		$1,785,344	$3,022,628		$4,093,807

(1)	For purposes of this analysis, we assumed Mr. Goebel’s employment terminated on December 31, 2006. Mr. Goebel’s compensation for 2006 was as follows: current base salary equal to $650,000 and annual incentive target equal to $682,500, after proration between the President & COO and President & CEO positions. The closing price for the Company’s stock as of the last trading day in 2006 was $24.67.

(2)	Assumes the Company would elect to extend Mr. Goebel’s severance period for 36 months, but the payments were not discounted to reflect present value. We have assumed Mr. Goebel would not have elected to retire under the ERP under this circumstance.

(3)	Assumes termination of employment for any reason within 12 months following a Change in Control.

(4)	The equity awards continue to vest during retirement. This benefit was not discounted to present value. The NEO has until the end of the term to exercise stock options/SARs, but we did not quantify that benefit.

(5)	The estimated present value was calculated assuming a 6.5% discount and an assumed rate of earnings of 6.5%.

(6)	Post termination health care premiums paid by the Company for 36 months, three months beyond the standard period. The amount was calculated assuming a 5.0% discount per FASB guidelines.

(7)	Assumes that Mr. Goebel’s payments for continued coverage equal the fair market value so that no benefit is conferred.

(8)	Post termination health care premiums paid by the Company for 24 months. The amount was calculated assuming a 5.0% discount per FASB guidelines.

(9)	Present value of life insurance premiums paid for 24 months. The amount was calculated assuming a 6.5% discount.

(10)	Reflects the $7,500 monthly disability benefit that exceeds the non-executive monthly benefit of $12,500. The benefit is payable until age 65 and was calculated assuming a 6.5% discount.

(11)	Reflects disability premiums for 24 months. The amount was calculated assuming a 6.5% discount.

Steven K. Lumpkin, Chief Financial Officer

	Termination
	by the
	NEO					Involuntary			Termination
	not for					Not for		For	by NEO					Change in
Executive Benefits and Payments	Good	Job		Normal		Cause		Cause	for Good					Control
Upon Termination(1)	Reason	Elimination		Retirement		Termination(2)		Termination	Reason(2)		Death	Disability		Termination(3)
Compensation:
Base Salary	—	$1,425,000		—		$1,425,000		—	$1,425,000		—	—		$950,000
Short-term incentive for 2006 fiscal year	—	—		$403,750		—		—	—		—	$403,750		—
Other short-term incentive	—	992,235		—		992,235		—	992,235		—	—		661,490
Stock Options/SARs	—	711,960		711,960	(4)	711,960		—	711,960		$711,960	711,960		711,960
Restricted Stock	—	674,725		674,725	(4)	674,725		—	674,725		674,725	674,725		674,725
Benefits and Perquisites:
Incremental Nonqualified deferred compensation match	—	57,000	(5)	—		57,000	(5)	—	57,000	(5)	—	—		38,000	(5)
Post-Termination Health Care	—	67,515	(6)	—(7)		67,515	(6)	—	67,515	(6)	—	—(7)		25,215	(8)
Life Insurance Proceeds	—	—		—		—		—	—		100,000	—		741	(9)
Disability Benefits	—	—		—		—		—	—		—	772,165	(10)	1,791	(11)
Accrued Vacation Pay	—	—		39,583		—		—	—		—	39,583		—
FlexPerx	—	8,500		8,500		8,500		—	8,500		—	8,500		8,500
Total	—	$3,936,935		$1,838,518		$3,936,935		—	$3,936,935		$1,486,685	$2,610,683		$3,072,422

(1)	For purposes of this analysis, we assumed Mr. Lumpkin’s employment terminated on December 31, 2006. Mr. Lumpkin’s compensation for 2006 was as follows: current base salary equal to $475,000 and annual incentive target equal to $403,750. The closing price for the Company’s stock as of the last trading day in 2006 was $24.67.

(2)	Assumes the Company would elect to extend Mr. Lumpkin’s severance period for 36 months, but the payments were not discounted to reflect present value. We have assumed Mr. Lumpkin would not have elected to retire under the ERP under this circumstance.

(3)	Assumes termination of employment for any reason within 12 months following a Change in Control.

(4)	The equity awards continue to vest during retirement. This benefit was not discounted to present value. The NEO has until the end of the term to exercise stock options/SARs, but we did not quantify that benefit.

(5)	The estimated present value was calculated assuming a 6.5% discount and an assumed rate of earnings of 6.5%.

(6)	Post termination health care premiums paid by the Company for 36 months. The amount was calculated assuming a 5.0% discount per FASB guidelines.

(7)	Assumes that Mr. Lumpkin’s payments for continued coverage equal the fair market value so that no benefit is conferred.

(8)	Post termination health care premiums paid by the Company for 24 months. The amount was calculated assuming a 5.0% discount per FASB guidelines.

(9)	Present value of life insurance premiums paid for 24 months. The amount was calculated assuming a 6.5% discount.

(10)	Reflects the $7,500 monthly disability benefit that exceeds the non-executive monthly benefit of $12,500. The benefit is payable until age 65 and was calculated assuming a 6.5% discount.

(11)	Reflects disability premiums for 24 months. The amount was calculated assuming a 6.5% discount.

Stanley M. Sword, Chief People Officer

	Termination
	by the
	NEO				Involuntary
	with or				Not for		For			Change
Executive Benefits and	without	Job		Normal	Cause		Cause	Death or		in Control
Payments Upon Termination(1)	Good Reason	Elimination		Retirement(2)	Termination(3)		Termination	Disability		Termination(4)
Compensation:
Base Salary	—	$350,000		—	$350,000		—	—		$700,000
Short-term incentive for 2006 fiscal year	—	—		—	—		—	—		—
Other short-term incentive	—	—		—	—		—	—		455,000
Stock Options/SARs	—	—		—	—		—	$199,005		199,005
Restricted Stock	—	—		—	—		—	419,390		419,390
Benefits and Perquisites:
Incremental Nonqualified deferred compensation match	—	—		—	—		—	—		—
Post-Termination Health Care	—	—		—	—		—	—		25,215	(5)
Life Insurance Proceeds	—	—		—	—		—	100,000		—
Disability Benefits	—	—		—	—		—	659,476	(6)	—
Accrued Vacation Pay	—	—		—	—		—	—		—
FlexPerx	—	—		—	—		—	—		—
Health care subsidy and tax reimbursement	—	13,325	(7)	—	13,325	(7)	—	—		—
Total	—	$363,325		—	$363,325		—	$1,377,871		$1,798,610

(1)	For purposes of this analysis, we assumed Mr. Sword’s employment terminated on December 31, 2006. Mr. Sword’s compensation for 2006 was as follows: current base salary equal to $350,000 and annual incentive target equal to $227,500. The closing price for the Company’s stock as of the last trading day in 2006 was $24.67.

(2)	No amounts are required because Mr. Sword was not eligible to retire on December 31, 2006.

(3)	We have assumed that the Company would elect to pay severance in order to enforce the NEO’s obligations under the Change in Control and Non Compete Agreement.

(4)	Assumes termination by the Company without Cause or by the NEO for Good Reason within 18 months following a Change in Control.

(5)	Post termination health care premiums paid by the Company for 24 months. The amount was calculated assuming a 5.0% discount per FASB guidelines.

(6)	Reflects the $7,500 monthly disability benefit that exceeds the non-executive monthly benefit of $12,500. The benefit is payable until age 65 and was calculated assuming a 6.5% discount.

(7)	Reflects reimbursement for 9 months. The amount was calculated assuming a 6.5% discount.

Carin L. Stutz, Executive Vice President of Operations

	Termination
	by the
	NEO			Involuntary
	with or			Not for					Change in
Executive Benefits and	without	Job	Normal	Cause		For Cause	Death		Control
Payments Upon Termination(1)	Good Reason	Elimination	Retirement(2)	Termination(3)		Termination	or Disability		Termination(4)
Compensation:
Base Salary	—	$312,254	—	$312,254		—	—		$624,508
Short-term incentive for 2006 fiscal year	—	—	—	—		—	—		—
Other short-term incentive	—	—	—	—		—	—		405,930
Stock Options/SARs	—	—	—	—		—	$301,875		301,875
Restricted Stock	—	—	—	—		—	—		—
Benefits and Perquisites:
Incremental Nonqualified deferred compensation match	—	—	—	—		—	—		—
Post-Termination Health Care	—	—	—	—		—	—		25,215	(5)
Life Insurance Proceeds	—	—	—	—		—	100,000		—
Disability Benefits	—	—	—	—		—	350,167	(6)	—
Accrued Vacation Pay	—	—	—	—		—	—		—
FlexPerx	—	—	—	—		—	—		—
Health care subsidy and tax reimbursement	—	12,601(7)	—	12,601	(7)	—	—		—
Total	—	$324,855	—	$324,855		—	$752,042		$1,357,528

(1)	For purposes of this analysis, we assumed Ms. Stutz’s employment terminated on December 31, 2006. Ms. Stutz’s compensation for 2006 was as follows: current base salary equal to $312,254 and annual incentive target equal to $202,965. The closing price for the Company’s stock as of the last trading day in 2006 was $24.67.

(2)	No amounts are required because Ms. Stutz was not eligible to retire on December 31, 2006.

(3)	We have assumed that the Company would elect to pay severance in order to enforce the NEO’s obligations under the Change in Control and Non Compete Agreement.

(4)	Assumes termination by the Company without Cause or by the NEO for Good Reason within 18 months following a Change in Control.

(5)	Post termination health care premiums paid by the Company for 24 months. The amount was calculated assuming a 5,0% discount per FASB guidelines.

(6)	Reflects the $3,117 monthly disability benefit that exceeds the non-executive monthly benefit of $12,500. The benefit is payable until age 65 and was calculated assuming a 6.5% discount.

(7)	Reflects reimbursement for 9 months. The amount was calculated assuming a 6.5% discount.

Rohan St. George, President of International Division

	Termination
	by the
	NEO			Involuntary
	with or			Not for	For		Change
Executive Benefits and	without	Job	Normal	Cause	Cause	Death	in Control
Payments Upon Termination(1)	Good Reason	Elimination	Retirement(2)	Termination(3)	Termination	or Disability	Termination(4)
Compensation:
Base Salary	—	$280,034	—	$280,034	—	—	$466,723
Short-term incentive for 2006 fiscal year	—	—	—	—	—	—	—
Other short-term incentive	—	—	—	—	—	—	233,361
Stock Options/SARs	—	—	—	—	—	$100,380	100,380
Restricted Stock	—	—	—	—	—	49,340	49,340
Benefits and Perquisites:
Incremental Nonqualified deferred compensation match	—	—	—	—	—	—	—
Post-Termination Health Care	—	—	—	—	—	—	23,171 (5)
Life Insurance Proceeds	—	—	—	—	—	100,000	—
Disability Benefits	—	—	—	—	—	187,108 (6)	—
Accrued Vacation Pay	—	—	—	—	—	—	—
FlexPerx	—	—	—	—	—	—	—
Health care subsidy and tax reimbursement	—	13,325 (7)	—	13,325 (7)	—	—	—
Total	—	$293,359	—	$293,359	—	$436,828	$872,975

(1)	For purposes of this analysis, we assumed Mr. St. George’s employment terminated on December 31, 2006. Mr. St. George’s compensation for 2006 was as follows: current base salary equal to $280,0034 and annual incentive target equal to $140,017. The closing price for the Company’s stock as of the last trading day in 2006 was $24.67.

(2)	No amounts are required because Mr. St. George was not eligible to retire on December 31, 2006.

(3)	We have assumed that the Company would elect to pay severance in order to enforce the NEO’s obligations under the Change in Control and Non Compete Agreement.

(4)	Assumes termination by the Company without Cause or by the NEO for Good Reason within 18 months following a Change in Control.

(5)	Post termination health care premiums paid by the Company for 20 months. The amount was calculated assuming a 5.0% discount per FASB guidelines.

(6)	Reflects the $1,502 monthly disability benefit that exceeds the non-executive monthly benefit of $12,500. The benefit is payable until age 65 and was calculated assuming a 6.5% discount.

(7)	Reflects reimbursement for 9 months. The amount was calculated assuming a 6.5% discount.

Equity Compensation Plan Information

The following table gives information about our common stock that may be issued upon the exercise of SARs, options, warrants and rights as of December 31, 2006 under the 1995 Plan and the 1999 Employee Incentive Plan and that may be purchased under our Employee Stock Purchase Plan and Executive Nonqualified Stock Purchase Plan.

(c)Number of
	(a)Number of			Securities Remaining
	Securities to be		(b)Weighted	Available for Future
	Issued Upon		Average Exercise	Issuance Under
	Exercise of		Price of	Equity Compensation
	Outstanding		Outstanding	Plans (Excluding
	Options, Warrants		Options, Warrants	Securities Reflected
Plan Category	and Rights		and Rights	in Column (a))
Equity Compensation Plans Approved by Stockholders	6,311,217	(1)	$22.25	3,382,155	(2)
Equity Compensation Plans Not Approved by Stockholders	450,393	(3)	$13.72	—	(3)
Total	6,761,610			3,382,155

(1)	Issued under the 1995 Plan. Includes an estimate of the number of shares that would be issued due to the exercise of SARs based upon the closing price of the stock on December 29, 2006. Upon exercise of the SARs, the executives receive the number of shares of common stock equal in value to the difference between the fair market value on the grant date and the fair market value on the exercise date times the number of shares. Only the number of shares delivered at exercise will count against the securities remaining available for future issuance.

(2)	Includes 190,589 shares of common stock reserved for issuance under the Employee Stock Purchase Plan and Executive Nonqualified Stock Purchase Plan. In addition, includes an estimate of the number of shares that would be issued due to the exercise of SARs based upon the market price of the stock on December 29, 2006. Upon exercise of the SARs, the executives receive the number of shares of common stock equal in value to the difference between the fair market value on the grant date and the fair market value on the exercise date times the number of shares. Only the number of shares delivered at exercise will count against the securities remaining available for future issuance.

(3)	Issued under the 1999 Employee Incentive Plan. No further options or other awards are being granted under this plan. See the description below of the 1999 Employee Incentive Plan.

1999 Employee Incentive Plan

In May 1999, our Board of Directors approved the Applebee’s International, Inc. 1999 Employee Incentive Plan, pursuant to which nonqualified stock options have been granted to our employees who are not officers or directors. As of December 31, 2006, options to acquire 450,393 shares were outstanding under this plan, out of the 2,473,875 shares reserved for issuance. The Company also granted 50,436 shares of restricted stock awards under this plan.

The purpose of this plan was to promote our success by linking the personal interests of our non-executive employees to those of our stockholders and by providing participants with an incentive for outstanding performance. The plan is administered by the Executive Compensation Committee. The plan authorized the granting of nonqualified stock options, restricted stock, SARs and performance units or shares. The exercise price of an option may not be less than the fair market value of the underlying stock on the date of grant and no option may have a term of more than ten years. The options that are currently outstanding under the plan generally vest over a two- or three-year period beginning on the grant date and expire ten years from the date of grant.

The terms of any other awards under the plan are generally at the discretion of the Executive Compensation Committee. In the event of a change in control of the Company, all outstanding awards vest and become immediately exercisable, unless otherwise determined by the Board of Directors with respect to any particular event which would constitute a change in control. This plan is not required to be and has not been submitted to our stockholders for approval and the Board of Directors may amend or terminate the plan without stockholder approval, but no amendment or termination of the plan or any award agreement may adversely affect any award previously granted under the plan without the written consent of the participant. No additional options are being granted under this plan and the Board will not approve an increase in the authorization of this Plan beyond the current authorization.

PROPOSAL 2

APPROVAL OF AMENDMENT TO THE APPLEBEE’S INTERNATIONAL, INC.
EMPLOYEE STOCK PURCHASE PLAN

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THIS PROPOSAL

Proposed Amendment

The Board of Directors has adopted, subject to stockholder approval, Amendment No. 7 to the Applebee’s International, Inc. Employee Stock Purchase Plan (the “Purchase Plan”) and directed that the amendment be submitted to a vote of the stockholders at the Annual Meeting. The amendment provides that an additional 500,000 shares of the Company’s common stock be available for distribution under the Purchase Plan. Prior to approval of this amendment, there are 1,850,000 shares authorized under the Purchase Plan. The Purchase Plan would be amended as follows:

The first two sentences of Section 7.2 are replaced with the following two sentences:

“The aggregate number of shares originally available for offer under the Plan was two hundred thousand (200,000), which has been adjusted from time to time pursuant to Section 15.3 and increased from time to time by amendments to the Plan. If this amendment is approved by the requisite vote of the Company’s stockholders in accordance with the Company’s Bylaws no later than November, 2007, then effective January 1, 2007, 500,000 additional shares shall be added to the number of shares available for offer under this Plan.”

Summary of the Employee Stock Purchase Plan

Description of the Employee Stock Purchase Plan

The following paragraphs provide a summary of the principal features of the Purchase Plan and its operation. The following summary is qualified in its entirety by reference to the Purchase Plan, a copy of which may be obtained from the Company upon written request.

Purpose

The purpose of the Purchase Plan is to provide eligible employees with an opportunity to acquire on ownership interest in the Company through the purchase of our common stock and, thus, to develop a stronger incentive to work for the continued success of the Company. The Purchase Plan is an employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”).

Administration

The Purchase Plan is administered by a Committee appointed by the Board of Directors (the “Committee”). Subject to the provisions of the Purchase Plan, the Committee is authorized to determine any questions arising in the administration, interpretation and application of the Purchase Plan, and to make uniform rules as may be necessary to carry out its provisions.

Eligibility and Number of Shares

Up to 2,350,000 shares of the Company’s common stock (as adjusted for prior stock splits and stock dividends and including the 500,000 shares authorized by the proposed amendment) are available for distribution under the Purchase Plan, subject to appropriate adjustments by the Committee if certain changes in the outstanding shares of common stock occur due to stock dividends, stock splits, corporate separations, recapitalizations, mergers, consolidations, combinations, exchanges of shares or similar transactions. Shares may be acquired by purchase for the accounts of participants on the open market or in privately negotiated transactions by a registered securities broker/dealer selected by the Company (the “Agent”), or by direct issuance from the Company (whether newly issued or treasury shares). Any employee of the Company or a parent or subsidiary corporation of the Company (including officers and any directors who are also employees) are eligible to participate in the Purchase Plan for any Purchase Period (as defined below). “Purchase Period” means each calendar quarter of the year.

Any eligible employee may elect to become a participant in the Purchase Plan for any Purchase Period by filing an enrollment form before the Purchase Period. The enrollment form will authorize payroll deductions beginning with the first payday in such Purchase Period and continuing until the employee modifies his or her authorization, withdraws from the Purchase Plan or is no longer eligible to participate.

No employee may participate in the Purchase Plan if the employee would be deemed for purposes of the Code to own stock possessing 5% or more of the total combined voting power or value of all classes of our stock.

We currently have approximately 30,000 employees who are eligible to participate in the Purchase Plan.

Directors are not eligible to participate in the Purchase Plan unless they are also employees. The benefits to be received by our executive officers are not determinable since the amounts of future purchases are based on elective participant contributions. The table below shows, the number of shares purchased under the Purchase Plan during 2006 by our named executive officers and other groups.

Name	Title	Number of Purchased Shares

Lloyd L. Hill	Chief Executive Officer	913

David L. Goebel	President and Chief Executive Officer	—

Steven K. Lumpkin	Chief Financial Officer	—

Stanley M. Sword	Chief People Officer	1,074

Carin L. Stutz	Vice President of Operations	1,091

Rohan St. George	President of International Division	1,078

All current executive officers as a group (12 persons)		9,961

All employees other than executive officers		207,170

Participation

An eligible employee who elects to participate in the Purchase Plan will authorize the Company to make payroll deductions of a specified fixed dollar amount or whole percentage from 1% to 15% of the employee’s pay. A participant may, on January 1, April 1, July 1 or October 1, direct the Company to increase or decrease the amount of deductions (within those limits) or make no further deductions, as set forth in greater detail in the Purchase Plan. A participant may also elect to withdraw from the Purchase Plan at any time before the end of a Purchase Period. If a participant withdraws from the Purchase Plan, all future payroll deductions will cease and the amounts withheld will be paid to the participant in cash as soon as practicable. Any participant who stops payroll deductions may not resume payroll deductions for that Purchase Period and is not eligible to reenter the Purchase Plan until the next Purchase Period.

Amounts withheld under the Purchase Plan will be held by us as part of our general assets until the end of the Purchase Period and then applied to the purchase of common stock as described below. No interest will be credited to a participant for amounts withheld.

Purchase of Stock

As of the last day of each Purchase Period, the amounts withheld for a participant will be used to purchase shares of common stock. The purchase price of each share will equal 95% of the Fair Market Value (as defined in the Purchase Plan) of a share of common stock on the last day of the Purchase Period. All amounts withheld will be used to purchase shares of common stock (including fractional shares) unless the participant has withdrawn from the Purchase Plan as described above. If some or all of shares are acquired for the accounts of participants on the open market or in privately negotiated transactions, we will give the Agent the funds, in addition to the funds available from participants’ payroll deductions, necessary to permit the Agent to purchase that number of shares (including brokerage fees and expenses).

The Board of Directors amended the Purchase Plan effective January 1, 2007 to change the purchase price from 85% of the lesser of Fair Market Value on either the first or last day of the Purchase Period to 95% of the Fair Market Value on the last day of the Purchase Period. In connection with this amendment, the Company adopted the following cash bonus policy for shares of common stock purchased pursuant to the Purchase Plan on or after January 1, 2007:

(a) the participant must own one or more of the shares (the “Bonus Shares”) for two years after the date the shares were purchased (the “Bonus Date”);

(b) the participant must be continuously employed by us during the two-year period;

(c) if the participant meets the requirements of (a) and (b), the participant will receive a cash bonus (the “Bonus”) equal to 15% of the Fair Market Value of the Bonus Shares on the Bonus Date;

(d) The Bonus will be paid on the first payroll date that is at least 30 days after the Bonus Date.

No more than $25,000 in Fair Market Value (determined on the last day of the respective Purchase Periods) of shares of common stock may be purchased under the Purchase Plan and all other employee stock purchase plans, if any, of the Company and any parent or subsidiary corporation of the Company by any participant for each calendar year.

If purchases by all participants would exceed the number of shares of common stock available for purchase under the Purchase Plan, each participant will be allocated a ratable portion of such available shares. Any amount not used to purchase shares of common stock will be refunded to the participant in cash.

Shares of common stock acquired by each participant will be held in a general securities brokerage account maintained by the Agent for the benefit of all participants. The Agent will maintain individual subaccounts for each participant (showing fractional share ownership to four decimal places). Each participant will be entitled to vote all shares held for his or her benefit in the general securities brokerage account. Certificates for the number of whole shares of common stock purchased by a participant will be issued and delivered to him or her upon request of the participant if the shares have been credited to the account for at least two years following the first day of the calendar quarter the shares were purchased. No certificates for fractional shares will be issued and participants will instead receive cash representing any fractional shares. Each participant may request that any shares credited to the account be sold and cash distributed at any time.

Dividends on a participant’s shares held in the general securities brokerage account will automatically be reinvested in additional shares of common stock. If a participant desires to receive dividends in cash, he or she must have a certificate for the shares.

Death, Disability, Retirement or Other Termination of Employment

If the employment of a participant terminates for any reason, including death, disability or retirement, the amounts previously withheld will be returned to the participant or beneficiary, as the case may be, and the participant’s interest in the securities brokerage account will be liquidated as described in the Purchase Plan.

Rights Not Transferable

The rights of a participant under the Purchase Plan may only be exercised by the participant or, if the participant is deceased, by his or her legal representative. No right or interest of any participant in the Purchase Plan may be sold, pledged, assigned or transferred except by will or the laws of descent and distribution.

Amendment or Modification

Unless stockholder approval is also needed as described below, the Board of Directors may at any time amend the Purchase Plan as long as it does not adversely affect the rights of participants in shares previously acquired under the Purchase Plan. The Company’s stockholders must approve any amendment to the Purchase Plan to increase the number of shares to be reserved under the Purchase Plan if the Board determines that the Purchase Plan should continue to be qualified under Section 423 of the Code (except stockholder approval is not required if the share increases only occur due to stock dividends, stock splits, corporate separations, recapitalizations, mergers, consolidations, combinations, exchanges of shares and similar transactions).

Termination

All rights of participants in any offering under the Purchase Plan will terminate at the earlier of (i) the day that all shares available for purchase under the Purchase Plan have been purchased or (ii) the day the Purchase Plan is terminated by the Board of Directors. After the Purchase Plan terminates, shares of common stock will be purchased for participants in accordance with the terms of the Purchase Plan, and cash, if any, previously withheld and not used to purchase common stock will be refunded to the participants.

Federal Tax Considerations

The following discussion is intended to provide an overview of the U.S. federal income tax laws which are generally applicable to the Purchase Plan as of the date of this Proxy Statement. People or entities in differing circumstances may have different tax consequences, and the tax laws may change in the future. This discussion is not to be construed as tax advice.

Payroll deductions under the Purchase Plan will be made on an after-tax basis. Participants will not recognize any additional income as a result of participation in the Purchase Plan until the disposal of shares acquired under the Purchase Plan. Participants who hold their shares for less than 24 months after the beginning of the Purchase Period or who die while holding their shares will recognize ordinary income in the year of disposition equal to the lesser of (i) the excess of the fair market value of the shares on the date of disposition over the purchase price paid by the participant or (ii) the excess of the fair market value of the shares on the first day of the Purchase Period over the purchase price paid by the participant. If the 24-month holding period has been satisfied when the participant sells the shares or if the participant dies while holding the shares, the Company will not be entitled to any deduction in connection with the transfer of such shares to the participant.

Participants who dispose of their shares within 24 months after the beginning of the purchase period will realize ordinary income in the year of disposition equal to the excess of the fair market value of the shares on the date they were purchased by the participant over the purchase price paid by the participant. If such dispositions occur, the Company generally will be entitled to a deduction at the same time and in the same amount as the participants who make those dispositions are deemed to have realized ordinary income.

Participants will have a basis in their shares equal to the purchase price of their shares plus any amount that must be treated as ordinary income at the time of disposition of the shares. Any additional gain or loss realized on the disposition of shares acquired under the Purchase Plan will be capital gain or loss.

PROPOSAL 3

RATIFICATION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM FOR THE 2007 FISCAL YEAR

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THIS PROPOSAL

The Audit Committee has selected the accounting firm of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the 2007 fiscal year. This proposal asks you to ratify this selection. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement at the Annual Meeting if they wish, and they will be available to answer any questions you may have.

We are asking our stockholders to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm. Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of Deloitte & Touche LLP to our stockholders for ratification because we value our stockholders’ views on the Company’s independent registered public accounting firm and as a matter of good corporate practice. If our stockholders fail to ratify the selection, it will be considered as a direction to the Board of Directors and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm, subject to ratification by the Board, at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

AUDIT COMMITTEE REPORT

During fiscal 2006, in accordance with its written charter, the Audit Committee of the Board of Directors was responsible for the oversight of the accounting and financial reporting processes of the Company and the audit of the Company’s financial statements. The Audit Committee charter adopted by the Board of Directors complies with all applicable provisions of The Nasdaq Stock Market listing standards. The charter was amended in December 2006 and is attached as Appendix A hereto. Each of the members of the Audit Committee meets the independence and experience requirements of The Nasdaq Stock Market and the independence requirements of the Sarbanes-Oxley Act of 2002. During fiscal year 2006, the Audit Committee met ten times. In addition, the Audit Committee Chair, as representative of the Audit Committee, and one or more of the Audit Committee members, discussed the interim financial information contained in each quarterly earnings announcement with the Chief Financial Officer and the Auditors prior to public release.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the Auditors the written disclosures and the letter describing all relationships between the Auditors and the Company that might bear on the Auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” discussed with the Auditors any relationships that may impact their objectivity and independence and satisfied itself as to the Auditors’ independence. The Audit Committee also discussed with management, the internal auditors and the Auditors, with and without management present, the quality and adequacy of the Company’s internal controls and the internal audit function’s organization, responsibilities and staffing. The Audit Committee reviewed with both the Auditors and the internal auditors their audit plans, audit scope and identification of audit risks.

The Audit Committee discussed and reviewed with the Auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and discussed and reviewed the results of the Auditors’ examination of the financial statements. The Audit Committee also discussed the results of the internal audit examinations. In accordance with its charter, the Audit Committee pre-approves all non-audit services provided by the Auditors.

The Audit Committee reviewed and discussed the audited financial statements for the Company as of and for the fiscal year ended December 31, 2006, with management and the Auditors. Management has the responsibility for the preparation of the Company’s financial statements and the Auditors have the responsibility for the examination of those statements.

Based on the above-mentioned review and discussion with management and the Auditors, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2006, for filing with the SEC.

After reviewing the services provided by the Auditors, including all non-audit services, the Audit Committee, in accordance with its charter, authorized the reappointment, subject to stockholder ratification, of the Auditors.

AUDIT COMMITTEE
Eric L. Hansen, Chairman
D. Patrick Curran
Jack P. Helms
Michael A. Volkema
Rogelio Rebolledo

FEES AND SERVICES OF DELOITTE & TOUCHE LLP

Aggregate fees billed to the Company during fiscal years 2006 and 2005 by the Company’s principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates, which includes Deloitte Consulting (collectively “Deloitte & Touche”) were as follows:

	2006	2005

Audit Fees	$766,000	$923,000
Audit-Related Fees	29,000	21,000

Total Audit and Audit-Related Fees	795,000	944,000
Tax Fees	59,000	124,000
All Other Fees	—	—

Total Fees	$854,000	$1,068,000

Audit-related fees consisted primarily of fees for the audit of the Company’s benefit plans and other miscellaneous audit-related fees. In 2006 and 2005, tax fees consisted primarily of services for tax compliance and planning. The Audit Committee has considered whether the provision of these services is compatible with maintaining the principal accountant’s independence. Except as stated in the next sentence, the Audit Committee pre-approves fees for all audit and non-audit services provided by Deloitte & Touche as presented and prior to any work being performed. The Audit Committee’s pre-approval policies allow management to engage Deloitte & Touche for audit-related matters up to an aggregate of $25,000 annually, upon contemporaneous notice given to the Committee Chairman. All audit-related fees in 2005 and 2006 were approved in accordance with the Audit Committee’s policies.

OTHER MATTERS

We know of no matters for stockholders to consider at the Annual Meeting other than those shown in accompanying Notice of Annual Meeting of Stockholders. If a stockholder properly presents any other matter at the meeting, the persons named in the accompanying proxy to vote on behalf of your shares will vote on that matter in accordance with their best judgment.

We encourage each stockholder to attend the Annual Meeting. Whether or not you plan to attend, we urge you to complete, sign and return the enclosed proxy in the accompanying envelope. If you would respond promptly, it would greatly assist us in making arrangements for the meeting. We appreciate your cooperation. If you attend the meeting, you may vote your shares in person even if you sent in your proxy. You may obtain our Annual Report on Form 10-K free of charge through our website or upon written request sent to our Corporate Secretary at our principal executive offices. The Company’s copying costs will be charged if copies of exhibits to the Form 10-K are requested.

By Order of the Board of Directors

Rebecca R. Tilden, Secretary
Applebee’s International, Inc.
4551 W. 107th Street
Overland Park, Kansas 66207

Overland Park, Kansas
April 9, 2007

APPENDIX A

Applebee’s International, Inc.

Audit Committee Charter

Organization

There shall be a committee of the Board of Directors (the “Board”) known as the Audit Committee (“the Committee”). The Committee shall be composed of three or more directors who meet all applicable independence requirements of the Nasdaq Stock Market and the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder (the “Act”). No Committee member may be an officer or employee of the Company or any of its divisions or subsidiaries and may not have participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years.

All members of the Committee shall be able to read and understand fundamental financial statements and at least one member of the Committee shall have past or current employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. In the determination of the Board, at least one individual shall meet the definition of “audit committee financial expert” as set forth in the Act.

Election and Meetings

The members of the Committee shall be elected by the Board at the annual meeting of the Board to serve a term of one (1) year or until their successors shall be duly elected and qualified. The Board will appoint a Chair to preside at the Committee meetings. The Committee shall meet at least four times a year and at such times as requested by the Chair.

Purpose

The Committee is appointed by the Board to oversee the accounting and financial reporting process of the Company and the audits of the Company’s financial statements. The Committee assists the Board in fulfilling its oversight responsibilities by reviewing:

•	the Company’s financial reports and other financial information;

•	the Company’s systems of internal controls regarding finance, accounting and legal compliance; and

•	the Company’s auditing, accounting and financial reporting processes.

In so doing, it is the responsibility of the Committee to maintain free and open means of communication between the directors, the Company’s independent registered public accountants (“the Auditors”), the Chief Financial Officer, the internal auditors, and other members of management of the Company. The Committee has the authority to engage independent counsel and other advisors it deems necessary to carry out its duties. The Company shall provide any necessary funds to serve this purpose.

Responsibilities

In carrying out its responsibilities and serving its purpose, the Committee believes its policies and procedures should remain flexible, in order to best react to changing conditions.

The Committee has the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the Auditors (or to nominate the Auditors to be proposed for stockholder approval in any proxy statement). To effect the foregoing, the Committee shall review the independence and effectiveness of the Auditors and annually approve the appointment of the Auditors to audit the financial statements of the Company and its divisions and subsidiaries or approve any discharge of Auditors, if necessary. The Auditors shall report directly to the Committee.

In addition, as necessary and appropriate, the Committee shall:

Review Procedures

1. Review and reassess, at least on an annual basis, the adequacy of this Audit Committee Charter.

2. Review the Company’s earnings release prior to the release of year-end earnings and audited financial statements prior to filing the Company’s Annual Report on Form 10-K.

3. Review the Company’s quarterly financial results prior to the release of quarterly earnings and prior to filing the Company’s Quarterly Report on Form 10-Q. In connection with the Company’s interim financials, discuss with financial management and the Auditors any significant changes to the Company’s accounting principals and any items required to be communicated by the Auditors in accordance with Statement of Accounting Standards No. 71. The Chair of the Committee may represent the entire Committee for purposes of the quarterly review and communication.

4. Review, as appropriate, other material financial information submitted to any governmental or public body, including any certification, report, opinion, or review rendered by the Auditors.

5. Review with the Auditors, the Company’s internal auditor, and the CFO and other financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the Company, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable.

6. Review periodically and discuss with the Board the Company’s code of conduct and policies and procedures regarding compliance with the code of conduct.

7. Establish and implement procedures, separate or in conjunction with other procedures and policies of the Company, for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls and auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

8. Discuss and review with management any recommendation concerning the impairment of Company assets, and approve any such recommendation. Impairments may only be approved by the Committee.

Independent Auditors

9. Be directly responsible for pre-approving all audit and audit-related services and the compensation paid to the Auditors and for oversight of their work.

10. Ensure receipt from the Auditors of a formal written statement delineating all relationships between the Auditors and the Company, consistent with Independence Standards Board Standard No. 1.

11. Actively engage in a dialogue with the Auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the Auditors. In considering independence, receive confirmation that the Auditors are independent pursuant to Rule 2-01 of Regulation S-X and pursuant to any requirements of the Act.

12. Take appropriate action to oversee the independence of the Auditors.

13. In connection with the Company’s year-end financials, discuss with financial management and the Auditors significant issues regarding accounting principles, practices, and judgments and any items required to be communicated by the Auditors in accordance with Statement on Accounting Standards No. 61. Review all reports required to be delivered by the Auditors under the Act. Discuss policies with respect to risk assessment and risk management. Review separately with the Auditors any audit problems or difficulties in management’s response to issues.

14. Consider whether the engagement of the Auditors for any tax and other non-audit services is compatible with maintaining the Auditors’ independence and review the fees for such services. If appropriate, approve in advance such engagement and the payment of such fees in accordance with any applicable policies. Such services will only be those permissible by the Act, the Public Company Audit Oversight Board and any NASDAQ Stock Market requirements.

15. Review the Company’s policies concerning the hiring of employees of the Auditors. Evaluate compliance with the Act with respect to any such hiring.

16. Following each audit by the Auditors, obtain from the Auditors assurance that Section 10A of the Exchange Act has not been implicated.

17. Meet with the Auditors, the CFO and the senior financial management of the Company to review the scope of the proposed audit for the current year and the audit procedures to be utilized, and at the conclusion thereof review such audit, including any comments or recommendations of the Auditors.

18. Provide sufficient opportunity for the Auditors to meet with the members of the Committee without members of management present. Among the items to be discussed in these meetings are the Auditors’ evaluation of the Company’s financial, accounting, and auditing personnel, and the cooperation that the Auditors received during the course of the audit.

19. Assess, along with the Board, the performance of the Auditors and whether it is in the best interest of the Company to regularly rotate its Auditors. Evaluate and ensure compliance with the Act with respect to rotation of auditor personnel in charge of or participating in the audit.

20. Review the experience and credentials of the senior individuals working for the Auditors on the Company’s account.

21. Review the policies and procedures of the Auditors with respect to quality control.

22. Review any opinions of the Auditors that management received on the application of accounting principles to a completed, proposed or hypothetical transaction pursuant to Statement of Auditing Standards No. 50, and discuss with financial management and the Auditors how the election of alternative methods permitted under GAAP would impact the financial statements.

23. Discuss and review with management and the Auditors any off-balance sheet arrangements, as well as their effect and the effect of emerging issues arising out of accounting and regulatory proposals on the financial statements of the Company.

24. Discuss and review with management and the Auditors any complaints by employees involving material concerns related to the financial statements, audits or accounting policies of the Company.

Internal Auditors

25. Review the internal audit function of the Company including the independence and authority of its reporting obligations, the proposed audit plans for the coming year, and the coordination of such plans with the Auditors.

26. Receive when appropriate, a summary of findings from completed internal audits and a progress report on the proposed internal audit plan, with explanations for any deviations from the original plan.

27. Provide sufficient opportunity for the internal auditor to meet with the members of the Committee without members of management present.

Proxy Statement

28. Approve the report of the Committee required by the rules of the SEC to be included in the Company’s annual proxy statement.

29. Oversee the publication of this Audit Committee Charter at least every three years in the Company’s annual proxy statement in accordance with SEC regulations.

Miscellaneous

30. Submit the minutes of all meetings of the Committee to, or discuss the matters discussed at each committee meeting with, the Board.

31. Oversee the investigation of any matter brought to its attention within the scope of its duties, with the power to retain outside counsel for this purpose if, in its judgment, that is appropriate.

32. To do all other things and perform such tasks and functions as are designated by the Board.

While the Committee has the responsibilities and powers set forth in this Audit Committee Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principals. This is the responsibility of management and the Auditors. Nor is it the duty of the Committee to conduct investigations, to resolve disagreements, if any, between management and the Auditors or to assure compliance with laws and regulations and the Company’s code of conduct.

Revised as of December 7, 2006

YOUR VOTE IS IMPORTANT
Please take a moment now to vote your shares of Applebee’s International, Inc.
common stock for the upcoming Annual Meeting of Stockholders.
PLEASE REVIEW THE PROXY STATEMENT
AND SUBMIT YOUR PROXY TODAY IN ONE OF THREE WAYS:
1.	Submit your Proxy by Telephone – Please call toll-free in the U.S. or Canada at 1-866-855-9703, on a touch-tone telephone. If outside the U.S. or Canada, call 1-215-521-1341. Please follow the simple instructions. You will be required to provide the unique control number indicated below.
OR
2.	Submit your Proxy by Internet – Please access https://www.proxyvotenow.com/appb, and follow the simple instructions. Please note you must type an “s” after http. You will be required to provide the unique control number indicated below.

You may submit your proxy by telephone or Internet 24 hours a day, 7 days a week.
Your telephone or Internet submission authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card.

OR
3.	Submit your Proxy by Mail – If you do not wish to submit your proxy by telephone or over the Internet, please complete, sign, date and return the proxy card in the envelope provided, or mail to: Applebee’s International, Inc., c/o Innisfree M&A Incorporated, FDR Station, P.O. Box 5155, New York, NY 10150-5155
▼ TO SUBMIT YOUR PROXY BY MAIL PLEASE DETACH PROXY CARD HERE AND RETURN IN THE ENVELOPE PROVIDED ▼

WHITE PROXY
The Board of Directors Recommends a Vote “FOR” Proposals 1 through 3.

				Vote FOR all	Vote WITHHELD
1.	Elect Four Directors:	01 Jack P. Helms	03 Burton M. Sack	nominees (except	from all
		02 Lloyd L. Hill	04 Michael A. Volkema	as marked below)	nominees
				☐	☐
(Instructions: To withhold authority to vote for any nominee, write the number(s) of the nominee(s) on the line provided to the right.)

		FOR	AGAINST	ABSTAIN
2.	Approve amendment to the Applebee’s International, Inc. Employee Stock Purchase Plan.	☐	☐	☐

3.	Ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the 2007 fiscal year.	☐	☐	☐

The undersigned acknowledges receipt from Applebee’s International, Inc. prior to execution of this proxy, of the Notice of the Annual Meeting and accompanying Proxy Statement.
		Address Change: Mark Box Indicate changes to left:		☐

Date	, 2007

Signature

Signature

Please sign name(s) exactly as shown at left. When signing as executor, administrator, trustee, guardian or corporate officer, give full title as such; when shares have been issued in names of two or more persons, all should sign. [This proxy, if properly executed and delivered, will revoke all previous proxies.]

PLEASE SUBMIT YOUR PROXY TODAY!
SEE REVERSE SIDE
FOR THREE EASY WAYS TO SUBMIT YOUR PROXY.
▼ TO SUBMIT YOUR PROXY BY MAIL PLEASE DETACH PROXY CARD HERE AND RETURN IN THE ENVELOPE PROVIDED ▼

W H I T E P R O X Y
APPLEBEE’S INTERNATIONAL, INC.
ANNUAL MEETING OF STOCKHOLDERS
May 25, 2007
9:00 a.m. (Local Time)
This Proxy is solicited by the Board of Directors for use at the
Annual Meeting on May 25, 2007.
The undersigned hereby appoints David L. Goebel and Rebecca R. Tilden, and either of them, Proxies with full power of substitution to vote all shares of Common Stock of Applebee’s International, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Applebee’s International, Inc. to be held at the Ritz Charles Conference Facility, 9000 West 137th Street, Overland Park, Kansas on May 25, 2007, or at any adjournment or postponement thereof. This proxy will be voted as directed herein. If no direction is specified with regard to a proposal, this proxy will be voted “FOR” any such proposal. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Continued on reverse side.